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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 18, 2002

Dear Stockholders:

You are cordially invited to attend the 2002 annual meeting of stockholders on Thursday, April 18, 2002 at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

•	Elect directors for the next year.

•	Consider and act upon a board proposal to approve a Texas Instruments Executive Officer Performance Plan.

•	Consider and act upon a board proposal to approve a TI Employees 2002 Stock Purchase Plan.

•	Consider and act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 20, 2002 are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number, or (3) signing, dating and mailing the enclosed proxy.

Sin	cerely,

Joseph F. Hubach
Senior Vice President,
Secretary and
General Counsel
Dallas, Texas
March 1, 2002

EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS
MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

PROXY STATEMENT
March 1, 2002

VOTING PROCEDURES

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 18, 2002. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 1, 2002.

If you come to the meeting, you can of course vote in person. But, if you don’t come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone or Internet voting instructions. If you execute and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees. Unless you withhold authority to vote for directors in your proxy, your shares will be voted for: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, DANIEL A. CARP, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, WAYNE R. SANDERS and RUTH J. SIMMONS.

Nominees for Directorship

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

JAMES R. ADAMS Director

Chair, Audit Committee; member, Board Organization and Nominating Committee.

Chairman of the board of the company from 1996 to April 1998. Group president, SBC Communications Inc. from 1992 until retirement in 1995; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92. Director, Inet Technologies, Inc. and Storage Technology Corp.

DAVID L. BOREN Director

Member, Audit Committee and Stockholder Relations and Public Policy Committee.

President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation, Phillips Petroleum Company and Torchmark Corporation; chairman, Oklahoma Foundation for Excellence.

JAMES B. BUSEY IV Director

Member, Board Organization and Nominating Committee and Compensation Committee.

Retired from U.S. Navy as Admiral in 1989. President and chief executive officer, Armed Forces Communications and Electronics Association, 1992-96; Deputy Secretary, Department of Transportation, 1991-92; Administrator, Federal Aviation Administration, 1989-91. Director, Curtiss-Wright Corporation; trustee and vice-chairman, MITRE Corporation.

DANIEL A. CARP Director

Chair, Board Organization and Nominating Committee; member, Stockholder Relations and Public Policy Committee.

Chairman of the board and chief executive officer of Eastman Kodak Company since 2000; president and chief operating officer since January 2002; director since 1997. President of Eastman Kodak, 1997-2001; executive vice president and assistant chief operating officer, 1995-97. Member, The Business Council and The Business Roundtable.

THOMAS J. ENGIBOUS Chairman, President and Chief Executive Officer

Chairman of the board since April 1998; president and chief executive officer of the company since 1996. Joined the company in 1976; elected executive vice president in 1993. Director, Catalyst and J.C. Penney Company, Inc.; member, The Business Council and The Business Roundtable; trustee, Southern Methodist University.

GERALD W. FRONTERHOUSE Director

Member, Compensation Committee and Stockholder Relations and Public Policy Committee.

Investments. Chief executive officer of First RepublicBank Corporation, 1985-88. Chairman of the board and director, Hoblitzelle Foundation.

DAVID R. GOODE Director

Chair, Compensation Committee; member, Audit Committee.

Chairman of the board and chief executive officer of Norfolk Southern Corporation since 1992; president since 1991. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Georgia-Pacific Corporation; member, The Business Council and The Business Roundtable.

WAYNE R. SANDERS Director

Member, Board Organization and Nominating Committee and Compensation Committee.

Chairman of the board of Kimberly-Clark Corporation since 1992; chief executive officer since 1991; director since 1989. Director, Adolph Coors Company, Coors Brewing Company; vice-chairman, board of trustees, Marquette University.

RUTH J. SIMMONS Director

Chair, Stockholder Relations and Public Policy Committee; member, Audit Committee.

President of Brown University since 2001. President of Smith College, 1995-2001; vice provost of Princeton University, 1992-95; provost of Spelman College, 1990-91. Director, Pfizer, Inc. and The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations; trustee, Carnegie Corporation of New York.

Directors’ Ages, Service and Stock Ownership

The table below shows the directors’ ages and holdings of common stock of the company and the year each became a director.

	DIRECTOR		COMMON STOCK OWNERSHIP AT DECEMBER 31, 2001*
DIRECTOR	AGE	SINCE
James R. Adams	62	1989	621,280
David L. Boren	60	1995	36,380
James B. Busey IV	69	1992	57,097
Daniel A. Carp	53	1997	31,164
Thomas J. Engibous	49	1996	3,441,457
Gerald W. Fronterhouse	65	1986	66,589
David R. Goode	61	1996	36,132
Wayne R. Sanders	54	1997	37,700
Ruth J. Simmons	56	1999	15,500

*
Includes (a) shares that can be acquired within 60 days through the exercise of options by Mr. Adams, 598,500 shares, Mr. Boren, 13,500 shares, Mr. Busey, 22,500 shares, Mr. Carp, 22,500 shares, Mr. Engibous, 3,305,000 shares, Mr. Fronterhouse, 22,500 shares, Mr. Goode, 22,500 shares, Mr. Sanders, 22,500 shares and Ms. Simmons, 7,500 shares; (b) shares credited to profit sharing stock accounts for Mr. Adams, 3,384 shares and Mr. Engibous, 17,714 shares; and (c) shares subject to restricted stock unit awards for Mr. Adams, 18,512 shares, Mr. Boren, 22,880 shares, Mr. Busey, 22,880 shares, Mr. Carp, 8,664 shares, Mr. Engibous, 57,600 shares, Mr. Fronterhouse, 22,880 shares, Mr. Goode, 13,632 shares, Mr. Sanders, 9,600 shares and Ms. Simmons, 8,000 shares. Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1% of the company’s common stock.

BOARD ORGANIZATION

Board and Committee Meetings

During 2001, the board held 10 meetings. The board has four standing committees described below. Overall attendance at board and committee meetings was approximately 95%.

Committees of the Board

Audit Committee.    The Audit Committee is generally responsible for:

•	Evaluating and recommending to the board the appointment and, where appropriate, replacement of the independent auditors of the company.

•
Reviewing relationships between the independent auditors and the company (in accordance with Independence Standards Board Standard No. 1), discussing with the auditors such relationships and their impact on the auditors’ independence, and recommending that the board take appropriate action to satisfy itself of the auditors’ independence.

•
Reviewing and recommending action by the board regarding the company’s annual reports to the Securities and Exchange Commission, including the audited financial statements to be included in such reports.

•
Discussing the company’s audited financial statements with management and the independent auditors, including a discussion with the independent auditors regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

•	Reviewing the company’s quarterly reports to the Securities and Exchange Commission, including a discussion of the interim financial statements with management and the independent auditors.

•	Monitoring the company’s news releases regarding annual and interim financial results by reviewing them before issuance, with the Committee acting as a whole or through its chair.

The Audit Committee met 5 times in 2001.

Board Organization and Nominating Committee.    The Board Organization and Nominating Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	Nominees for election as directors.

•	Structure, size and composition of the board.

•	Compensation of board members.

•	Organization and responsibilities of board committees.

•	Reviewing:

•	General responsibilities and functions of the board.

•	A desirable balance of expertise among board members.

•	Overall company organizational health, particularly succession plans for top management positions within the company.

Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to Joseph F. Hubach, Secretary, Board Organization and Nominating Committee, Texas Instruments Incorporated, Post Office Box 660199, MS 8658, Dallas, Texas 75266-0199.

The Board Organization and Nominating Committee met 5 times in 2001.

Compensation Committee.    The Compensation Committee is generally responsible for:

•	Making recommendations to the board regarding:

•
Institution and termination of, revisions in, and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company or (ii) require or permit the issuance of the company’s stock.

•	Revisions in and actions under employee benefit plans that the board must approve.

•	Reservation of company stock for use as awards or grants under plans or as contributions or sales to any trustee of an employee benefit plan.

•	Purchase of company stock in connection with employee benefit plans.

•	Taking action as appropriate regarding:

•
Institution and termination of, revisions in, and actions under employee benefit plans that are not required to be approved by the board; administration of employee benefit plans and the approval and execution of employee benefit plan documents, contracts with employee benefit plan providers and other third parties.

•	Changes in compensation of executive officers of the company.

The Compensation Committee met 8 times in 2001.

Stockholder Relations and Public Policy Committee.    The Stockholder Relations and Public Policy Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	Topics affecting the relationship between management and stockholders and public issues.

•	Responses to proposals submitted by stockholders.

•	Reviewing:

•	Contribution policies of the company and of the TI Foundation.

•	Revisions to TI’s code of ethics.

The Stockholder Relations and Public Policy Committee met 3 times in 2001.

DIRECTOR COMPENSATION

Cash Compensation

Directors who are not employees are paid each year:

•	A retainer of $55,000 ($40,000 for board service, $15,000 for all committee service).

•	$2,500 for attendance at the company’s strategic planning conference.

•	$2,500 for attendance at the company’s annual planning conference.

Compensation for other activities, like visits to TI facilities and attendance at certain company events, is $1,000 per day. In 2001, the company made payments (an aggregate of $6,089) relating to premiums for life, medical, dental, travel and accident insurance policies covering directors.

Deferral Election

Subject to some limitations, directors can choose to have all or part of their compensation deferred until they leave the board (or certain other specified times). The deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from the company at a rate (currently based on published interest rates on certain corporate bonds) determined by the Board Organization and Nominating Committee. Stock unit accounts fluctuate in value with the underlying shares of company common stock, which will be issued after the deferral period.

Restricted Stock Units

Under the company’s restricted stock unit plan for directors, new non-employee directors are given 2,000 restricted stock units, each representing one share of company common stock. The restricted stock units provide for issuance of company common stock at the time of retirement from the board, or upon earlier termination of service from the board after completing eight years of service or because of death or disability.

Stock Options

Under the company’s stock option plan for non-employee directors, non-employee directors are annually granted a 10-year option to purchase 10,000 shares of the company’s common stock. The purchase price of the shares is 100% of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary date of the grant and also may become fully exercisable in the event of a change in control (as defined in the plan) of the company.

Director Award Program

Each director who has been on the board for five years, and whose board membership ceases because of the mandatory retirement age or, in the case of non-employee directors, because of death or disability, can participate in a director award program. The program was established to promote the company’s interest in supporting charitable institutions. The company may contribute a total of $500,000 per eligible director to up to three charitable institutions recommended by the director and approved by the company. The contributions will be made in five annual installments of $100,000 each following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of the company’s chief executive officer and each of the four other most highly compensated executive officers for services in all capacities to the company in 1999, 2000 and 2001.

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards (2)	Stock Options (in Shares)	Long-Term Incentive Plan Payouts	All Other Compensation (3)
T.J. Engibous	2001	$836,700	0	—	0	842,000	0	$60,802
Chairman,	2000	$796,200	$1,300,000	—	0	700,000	0	$818,556
President & CEO	1999	$744,170	$2,200,000	—	0	1,000,000	0	$588,731

R.K. Templeton	2001	$591,700	0	—	0	535,000	0	$104,054
Executive Vice	2000	$497,200	$900,000	—	0	400,000	0	$639,096
President & Chief	1999	$457,670	$1,500,000	—	0	600,000	0	$430,643
Operating Officer

W.A. Aylesworth	2001	$375,850	0	—	0	145,000	0	$13,121
Senior Vice	2000	$365,400	$300,000	—	0	100,000	0	$232,424
President & Chief	1999	$365,400	$500,000	—	0	200,000	0	$199,150
Financial Officer
M.J. Hames (4)	2001	$320,600	0	—	0	230,000	0	$273,726
Senior Vice	2000	$268,000	$425,000	—	0	100,000	0	$235,395
President

S.P. Madavi (5)	2001	$425,004	0	—	0	0	0	$2,429,170
Senior Vice
President

(1)	The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.
(2)
As of December 31, 2001, the value of restricted stock units awarded to Messrs. Engibous and Templeton was $1,612,800 and $3,360,000, respectively. The restricted stock units for Mr. Engibous were awarded in 1996. Payments under the award are based primarily on the extent to which the company met certain performance goals during the five-year period ending December 31, 2001, but the amounts generally are payable only if Mr. Engibous remains employed by the company for a period of ten years from the date of the award. The restricted stock units for Mr. Templeton were awarded prior to his becoming an executive officer.

(3)
During 2001, the company made payments in connection with split-dollar life insurance policies in the following amounts: Mr. Engibous, $57,382; Mr. Templeton, $14,532; and Mr. Aylesworth, $9,701. Also, the company made payments in connection with travel and accident insurance policies in the amount of $20 for each of the executive officers named in the summary compensation table.

During 2001, the company made matching contributions to 401(k) accounts in the amount of $3,400 for Messrs. Engibous, Aylesworth and Hames and $6,800 for Messrs. Templeton and Madavi. No profit sharing payments were made for 2001.
The company made contributions under its defined contribution retirement plan in the amount of $3,400 for Messrs. Templeton and Madavi. The company accrued additional amounts of $79,302 and $13,376 for the benefit of Messrs. Templeton and Madavi, respectively, to offset Internal Revenue Code limitations on amounts that could be contributed to the defined contribution retirement plan.
The amount shown for Mr. Hames includes $259,402 for relocation allowances and reimbursement of costs incurred in connection with his relocation to Dallas, Texas, and $10,904 for unused vacation time that cannot be carried forward into 2002.

In connection with its acquisition of Burr-Brown Corporation, the company agreed to pay Mr. Madavi a special transition bonus; $2,405,574 of that bonus was paid in 2001. The bonus is of a non-recurring nature.
(4)	Mr. Hames became an executive officer of the company in 2000.
(5)	Mr. Madavi became an executive officer of the company in 2001.

Table of Option Grants in 2001

The following table shows stock options granted to the named executive officers in 2001. Additionally, in accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical gains or option spreads that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The options have a 10-year term and generally are exercisable within 30 days following the termination of an optionee’s employment. The options become fully exercisable in the event of a change in control (as defined in the options) of the company. In some cases, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
					5%		10%
Name	Options Granted (in Shares) (1)	% Of Total Options Granted To Employees In 2001	Exercise Price (per Share)	Expiration Date	Stock Price (per Share) (2)	Gain	Stock Price (per Share) (2)	Gain
T.J. Engibous	500,000	1.43%	$50.38	1/17/11	$82.06	$15,840,000	$130.67	$40,145,000
	342,000	0.98%	$31.30	11/29/11	$50.98	$6,730,560	$81.18	$17,058,960

R.K. Templeton	325,000	0.93%	$50.38	1/17/11	$82.06	$10,296,000	$130.67	$26,094,250
	210,000	0.60%	$31.30	11/29/11	$50.98	$4,132,800	$81.18	$10,474,800

W.A. Aylesworth	90,000	0.26%	$50.38	1/17/11	$82.06	$2,851,200	$130.67	$7,226,100
	55,000	0.16%	$31.30	11/29/11	$50.98	$1,082,400	$81.18	$2,743,400

M.J. Hames	130,000	0.37%	$50.38	1/17/11	$82.06	$4,118,400	$130.67	$10,437,700
	100,000	0.29%	$31.30	11/29/11	$50.98	$1,968,000	$81.18	$4,988,000

S.P. Madavi	0	—	—	—	—	—	—	—

(1)
These nonqualified options were granted on January 17, 2001 and November 29, 2001 and become exercisable in four equal annual installments beginning on January 17, 2002 and November 29, 2002, respectively. An option for 250,000 shares previously granted to Mr. Madavi will remain exercisable until the expiration of the term, following the termination of his employment.

(2)
The price of TI common stock at the end of the 10-year term of the stock options granted on January 17, 2001 would be $82.06 at a 5% annual appreciation rate and $130.67 at a 10% annual appreciation rate. The price of TI common stock at the end of the 10-year term of the stock options granted on November 29, 2001 would be $50.98 at a 5% annual appreciation rate and $81.18 at a 10% annual appreciation rate.

Table of Option Exercises in 2001 and Year-End Option Values

The following table lists the number of shares acquired and the value realized as the result of option exercises in 2001 by the named executive officers. It also includes the number and value of the exercisable and unexercisable options as of December 31, 2001. The table contains values for “in-the-money” options, meaning a positive spread between the year-end share price of $28.00 and the exercise price.

			Number of Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
T.J. Engibous	—	—	2,555,000	2,067,000	$37,132,400	$4,838,000
R.K. Templeton	—	—	2,090,000	1,225,000	$35,989,600	$2,409,600
W.A. Aylesworth	—	—	685,000	360,000	$11,312,800	$967,600
M.J. Hames	—	—	535,000	395,000	$9,242,400	$679,200
S.P. Madavi	207,000	$4,960,022	649,000	651,500	$6,186,495	$4,197,960

Pension Plan Table

The following table shows the approximate annual benefits relating to the company’s U.S. pension plan that would be payable as of December 31, 2001 to employees in higher salary classifications for the average credited earnings and years of credited service indicated. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings include salary and bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

In 1997, the company’s U.S. employees were given the option of continuing to participate in the pension plan or to participate in a new defined contribution retirement plan. Mr. Templeton chose to participate in the new plan. Accordingly, his benefits under the pension plan (discussed in footnote 1) were frozen as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s benefit are included in the summary compensation table.

Mr. Madavi terminated his participation in the defined benefit pension plan of Burr-Brown Corporation in connection with the company’s acquisition of Burr-Brown in 2000. Mr. Madavi has an accrued annual benefit of $8,400 in the Burr-Brown plan. This accrued benefit is expressed as a single life annuity beginning at age 65 and will be reduced if received prior to age 65. Contributions to the company’s defined contribution retirement plan for Mr. Madavi’s benefit are included in the summary compensation table.

Average Credited Earnings (1)	Estimated Annual Benefits Under Pension Plan for Specified Years of Credited Service (2)(3)
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
500,000	108,314	144,418	180,523	216,627	252,732	290,232	327,732
1,000,000	220,814	294,418	368,023	441,627	515,232	590,232	665,232
1,500,000	333,314	444,418	555,523	666,627	777,732	890,232	1,002,732
2,000,000	445,814	594,418	743,022	891,627	1,040,232	1,190,232	1,340,232
2,500,000	558,314	744,418	930,522	1,116,627	1,302,732	1,490,232	1,677,732
3,000,000	670,814	894,418	1,118,022	1,341,627	1,565,232	1,790,232	2,015,232

(1)	The average credited earnings is the average of the five consecutive years of highest earnings.

At December 31, 2001, the named executive officers were credited with the following years of credited service and had the following average credited earnings: Mr. Engibous, 24 years, $2,102,816; Mr. Aylesworth, 34 years, $795,493; and Mr. Hames, 20 years, $670,320. Mr. Templeton had 16 years of credited service and $536,761 in average credited earnings as of December 31, 1997.

(2)	If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA’s restrictions will be paid by the company.

(3)	The benefits under the pension plan are computed as a single life annuity beginning at age 65.

The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989 to comply with the social security integration requirements. The integration offset is $4,186 for 15 years of credited service, $5,582 for 20 years of credited service, $6,977 for 25 years of credited service, $8,373 for 30 years of credited service, $9,768 for 35 years of credited service, $9,768 for 40 years of credited service and $9,768 for 45 years of credited service.

Employment Agreements and Termination of Employment and Change in Control Arrangements

The company does not have any employment contracts with its executive officers. However, in October 1996, Burr-Brown Corporation, which the company acquired in 2000, entered into a severance agreement with Mr. Madavi, Burr-Brown’s President and Chief Executive Officer at the time. Under this agreement, severance benefits will be paid to Mr. Madavi upon his termination of employment under certain specified circumstances. In the absence of a change in control of the company, the agreement does not provide any severance benefits to Mr. Madavi in the event of his voluntary resignation or if his employment is terminated for misconduct. If the company terminated Mr. Madavi’s employment for a justifiable reason (including his failure to correct one or more material deficiencies in his performance after receipt of written notice from the Board), then he would be entitled to: (i) a one-time lump sum payment equal to his average annual base salary and bonus for the preceding three years and (ii) the continuation of his base salary for twelve months. If the company terminated Mr. Madavi’s employment without cause (for any reason other than misconduct or a justifiable reason), then the company would pay him a severance benefit equal to two times his average annual base salary and bonus for the preceding three years, with one-half of such amount to be paid in an immediate lump sum and the balance to be paid in twelve equal monthly installments.

If the company incurred a “change in control” (a change in ownership of more than fifty percent of the total combined voting power of the company’s outstanding securities or the sale of all or substantially all of the company’s assets or dissolution of the company), then Mr. Madavi would be entitled to a severance benefit equal to: (a) two times his average annual base salary and bonus for the preceding three years, if he voluntarily left the company within two years after the change in control; (b) three times his average annual base salary and bonus for the preceding three years, if he was constructively terminated within six months after the change in control; or (c) four times his average annual base salary and bonus for the preceding three years, if he is terminated without cause following the change in control. In addition, if the company were acquired through a hostile takeover and Mr. Madavi left the company’s employ at any time within the succeeding two years, then he would be entitled to a lump sum severance payment equal to two times his average annual base salary and bonus for the preceding three years.

The severance agreement also imposes certain non-competition covenants and consulting obligations upon Mr. Madavi during the period severance benefits are to be paid to him following his termination of employment, whether or not such termination is in connection with a change in control. In addition, the company will, at its expense, provide continued health care coverage under the company’s medical/dental plans to Mr. Madavi and his eligible dependents for up to a twelve-month period following his termination.

The severance agreement also requires that all future option grants made to Mr. Madavi contain certain vesting acceleration provisions, ranging from twenty percent (20%) to one hundred percent (100%) accelerated vesting, in connection with his termination of employment or certain changes in control or ownership of the company.

The severance agreement was effective through December 31, 2001 and automatically renewed on January 1, 2002 and will renew each calendar year thereafter unless the company gives written notice of non-renewal at least one hundred eighty days prior to the start of any such subsequent calendar year. Should Mr. Madavi resign within six months after such non-renewal, the company will be obligated to negotiate a reasonable severance package with him comparable to termination benefits provided to similarly-situated chief executive officers in the industry.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 2001:

The company’s executive compensation program is administered by the Compensation Committee of the board of directors (the Committee), which is composed of the individuals listed below, all of whom are independent directors of the company. The program consists of base salaries, annual performance awards and long-term compensation. At higher management levels, the mix of compensation is significantly weighted more to the performance-based components—annual performance awards and long-term compensation.

In determining the compensation of the executive officers, the Committee considered compensation practices of competitor companies (based on the best available data from as many competitor companies as practicable) and the relative performance of TI and competitor companies. The competitor companies are major high-technology competitors of the company. While many of these companies are included in the S&P Technology Sector Index appearing in the graph regarding total shareholder return on page 14, these companies are not the same as the companies comprising that index. The Committee also considered the contribution of each executive officer toward achieving the company’s prior year and long-term strategic objectives; in this connection, the Chairman and CEO made recommendations regarding the components of each executive officer’s compensation package except his own.

In its considerations, the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercised its discretion and made a judgment after considering the factors it deemed relevant. The Committee’s decisions regarding 2001 executive compensation were designed to: (1) align the interests of executive officers with the interests of the stockholders by providing performance-based awards; and (2) allow the company to compete for and retain executive officers critical to the company’s success by providing an opportunity for compensation that is comparable to the levels offered by competitor companies.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The company believes the Executive Officer Performance Plan approved in April 1997 allows performance-based compensation for the company’s executive officers that complies with the requirements for full deductibility under Section 162(m).

Compensation Components and Determination

Compensation decisions for 2001 were made such that TI executive officers receive a level of total annual compensation that, when compared to the total annual compensation of competitor companies, reflects the company’s performance relative to those competitor companies. In order to weight more of total compensation to performance-based components, the Committee’s base salary decisions are intended to provide salaries somewhat lower than the median level of salaries for similarly situated executive officers of competitor companies, or of divisions within competitor companies, of similar size (in terms of total revenues and market capitalization). Decisions regarding annual performance awards for 2001 were primarily driven by the company’s performance on three measures: profit from operations as a percent of revenues for the year, change in net revenues from the prior year, and total shareholder return for the year.

Guidelines for awards granted under TI’s long-term incentive program were set with the intention of providing TI executive officers with stock option grants for a comparable number of shares and value to those granted by competitor companies. The Committee, in its discretion, adjusted the awards considering each executive officer’s individual contribution to the implementation of the strategic plan of the company.

Base Salary

The Committee reviewed base salaries for executive officers of competitor companies and set base salaries for its executive officers somewhat lower than competitive levels. Mr. Engibous’ annual salary during 2001 was below the median annual salary of CEOs of competitor companies.

Annual Performance Award

The annual performance award varies significantly based on the company’s profitability, revenue growth, and total shareholder return; the achievement of the strategic objectives of the company; and each individual’s contribution toward that performance. The Committee considered rankings of estimates of competitor companies’ 2001 performance compared to the company’s performance, and determined to grant no annual performance awards to executive officers. Accordingly, the level of annual compensation for 2001 (base salary plus incentive awards) of Mr. Engibous was below the median annual compensation of CEOs of competitor companies.

Long-term Compensation

Stock options constitute TI’s primary long-term incentive vehicle. Stock options granted in 2001 were granted at 100% of fair market value on the date of grant, have a 10-year term, do not become exercisable until one year after grant, and then become exercisable in four equal annual installments. Any value actually realized by executive officers from option grants depends completely upon increases in the price of TI common stock. As a result, the grants focus the executive officers on building value for stockholders.

The Committee made long-term compensation determinations in January and November 2001 and, for one executive officer, also in June 2001. In connection with its determinations, the Committee reviewed the officers’ continuing contributions to achieving the strategic objectives of the company and followed the guidelines for stock options. Considering Mr. Engibous’ continuing contribution to execution of the strategic plan for the company, the Committee granted Mr. Engibous options for a total of 842,000 shares, resulting in a total long-term compensation opportunity comparable to those of CEOs of competitor companies.

The ranking of total compensation (annual plus long-term) for Mr. Engibous as compared to the total compensation of CEOs of competitor companies was intended to approximate the estimated ranking of TI performance compared to the performance of competitor companies.

David R. Goode, Chair	Gerald W. Fronterhouse
James B. Busey IV	Wayne R. Sanders

COMPARISON OF TOTAL SHAREHOLDER RETURN

This graph compares TI’s total shareholder return with the S&P 500 Index and the S&P Technology Sector Index over a five-year period, beginning December 31, 1996, and ending December 31, 2001. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 Index and the S&P Technology Sector Index. It also assumes reinvestment of all dividends.

FINANCIAL INFORMATION

Financial Statements

The consolidated financial statements and auditors’ report, the management discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the fiscal year ended December 31, 2001 and other information are attached as Exhibit C to this proxy statement.

Independent Auditors

The board has, in accordance with the recommendation of its Audit Committee, chosen the firm of Ernst & Young LLP as independent auditors for the company. Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

Audit Fees.    Ernst & Young’s fees for our 2001 annual audit and review of interim financial statements were $2,986,000.

Financial Information Systems Design and Implementation Fees.    Ernst & Young did not render any professional services to us in 2001 with respect to financial information systems design and implementation.

All Other Fees.    Ernst & Young’s fees for all other professional services rendered to us during 2001 were $4,509,000, including audit related services of $1,329,000 and non-audit services of $3,180,000. Audit related services included fees for statutory audits, employee benefit plans audits and accounting consultations. Non-audit services included fees for expatriate administration and tax preparation, preparation of non-U.S. tax returns and tax consultations.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors has furnished the following report:

The company’s board of directors has adopted a written charter (Statement of Responsibilities) for the Audit Committee.

The board has determined that each member of the Committee is “independent,” as defined in the listing standards of the New York Stock Exchange.

As noted in the Committee’s charter, the company’s management is responsible for preparing the company’s financial statements. The company’s independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. The Committee’s role does not provide any special assurances with regard to the company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

The Committee has reviewed and discussed the audited financial statements with management.

The Committee has discussed with the independent auditors, Ernst & Young, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2001 for filing with the Securities and Exchange Commission.

James R. Adams, Chair	David R. Goode
David L. Boren	Ruth J. Simmons

PROPOSAL TO APPROVE THE TEXAS INSTRUMENTS
EXECUTIVE OFFICER PERFORMANCE PLAN

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any tax year with respect to the company’s five most highly paid executives. However, certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. In order to maximize the company’s deduction for compensation paid to its executive officers, the board of directors has adopted, subject to stockholder approval, the Texas Instruments Executive Officer Performance Plan. If approved by stockholders, the new plan will replace the current Executive Officer Performance Plan approved in 1997. The proposed Plan is substantially the same as the current plan.

Texas Instruments Executive Officer Performance Plan

The full text of the proposed Texas Instruments Executive Officer Performance Plan is shown on Exhibit A to this proxy statement. The principal features of the Plan are summarized below.

The purpose of the Texas Instruments Executive Officer Performance Plan is to provide performance-based compensation for the company’s executive officers, and the Plan is intended to provide such compensation in accordance with Section 162(m) of the Internal Revenue Code.

Employees covered under the Plan are the executive officers of the company, as defined in Rule 3b-7 under the Securities Exchange Act of 1934. The Plan will be administered by the Compensation Committee, and, subject to the Committee’s discretion to reduce the awards, each executive officer of the company will be entitled to an annual award for each performance year under the Plan equal to 0.5% of the company’s consolidated income from continuing operations before (i) provision for income taxes, (ii) awards under the Plan, (iii) any pretax gain or loss exceeding $25 million recognized for the year related to divestiture of a business, and (iv) any write-off of in-process research and development expenses exceeding $25 million associated with an acquisition.

After the end of each performance year, the company’s independent auditors will determine and report to the Compensation Committee, and the Compensation Committee will certify, the amount of each award for that year under the Plan. The Compensation Committee, based on such factors as it deems appropriate, may reduce (including a reduction to zero), but may not increase, the amount of any award under the Plan for that year.

All awards under the Plan will be paid in cash. The Compensation Committee may, however, direct that any such award be paid in equal or varying installments and may prescribe any other terms and conditions of payment as it deems appropriate, including completion of specific periods of employment with the company.

The awards that would be received by executive officers under the proposed Plan are not determinable at this time. Had the Plan been in effect for the year 2001, executive officers would not have received any amounts under the Plan. No awards were received for the year 2001 by executive officers under the current plan.

The board of directors recommends a vote “FOR” the Texas Instruments Executive Officer Performance Plan.

PROPOSAL TO APPROVE THE TI EMPLOYEES
2002 STOCK PURCHASE PLAN

In order to enable the company to continue to provide flexible and competitive employee benefits, the board proposes that the TI Employees 2002 Stock Purchase Plan replace the TI Employees 1997 Stock Purchase Plan, which will expire by its terms on April 19, 2002. The new Plan is substantially the same as the 1997 plan.

TI Employees 2002 Stock Purchase Plan

The full text of the proposed TI Employees 2002 Stock Purchase Plan is shown on Exhibit B to this proxy statement. The principal features of the Plan are summarized below.

Plan Provisions.    Each year during the term of the TI Employees 2002 Stock Purchase Plan, unless the Compensation Committee determines otherwise, TI will make one or more offers to each eligible employee of options to purchase TI common stock through voluntary payroll deductions. Each eligible employee will be entitled to purchase up to that number of shares which could be purchased at the option price (for this purpose, the price determined by the Compensation Committee as of the date of grant, without regard to any lower price that may become applicable at exercise) with an amount equal to such percentage of the employee’s compensation as the Compensation Committee may determine (but not exceeding the amount specified in Section 423(b) of the Internal Revenue Code) for any offering.

The option price for each offering will be determined by the Compensation Committee and will not be less than 85% of fair market value on the date of grant; provided that the Compensation Committee may also provide for an alternative, lower option price which may not be less than 85% of fair market value on the date the option is exercised.

The expiration date of the options will be determined for each offering by the Compensation Committee but will not in any event be later than 27 months from the date the option was granted. The term of an option will consist of an Enrollment Period, a Payroll Deduction Period and an Exercise Day. The beginning and ending dates of each Enrollment Period and Payroll Deduction Period and the date of each Exercise Day will be determined by the Compensation Committee. Each eligible employee who wishes to participate will elect to do so by the end of the Enrollment Period. Generally, the election to participate will automatically renew for each subsequent offering until cancelled by the employee. The employee’s election will indicate the number of shares for which such employee wishes to participate and will authorize payroll deductions, to be made over the Payroll Deduction Period, which will aggregate to no more than the amount required to purchase the maximum number of shares covered by the employee’s option. At any time during the Payroll Deduction Period, a participant may cancel but not reduce his or her payroll deduction and withdraw all, but not a part, of the amount credited to his or her account. After completion of the Payroll Deduction Period the option will be automatically exercised on the Exercise Day.

No more than 20,000,000 shares of TI common stock may be sold pursuant to the TI Employees 2002 Stock Purchase Plan, subject to adjustments as described below. In the event that the Compensation Committee determines that an adjustment is appropriate by reason of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the company, issuance of warrants or other rights to purchase shares or other securities of the company, or other similar corporate transaction or event, it shall adjust any or all of (i) the number and type of shares that may be made subject to options, (ii) the number and type of shares subject to outstanding options, and (iii) the grant, purchase or exercise price with respect to any option.

Either authorized and unissued shares or issued shares reacquired by the company may be made subject to options under the Plan. Any shares not purchased prior to the termination of an option may be again subjected to an option under the Plan. An employee will not be granted an option under the Plan if the employee, immediately after the option is granted, owns stock having 5% or more of the total combined voting power or value of all classes of stock of the company. No employee will be granted an option that permits the employee to accrue rights to purchase stock under all employee stock purchase plans of the company at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time under the Internal Revenue Code) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Internal Revenue Code. No offering may be made under the Plan after April 19, 2012.

On or prior to the date of each offering, the Compensation Committee will determine the effect of an employee’s termination of employment during the term of any option granted to him or her in the offering. No option will be exercisable under any conditions after the expiration of 27 months from the Exercise Day. Options are exercisable only by the employee to whom they were granted during his or her lifetime or, in the case of incompetency, by the employee’s duly appointed representative, and they are not transferable otherwise than by will or the laws of descent and distribution.

All shares purchased under an option will be paid for in full at the time the option is exercised by transfer of the purchase price from the employee’s payroll deduction account.

Plan Benefits.    Each executive officer qualifies for participation under the Plan and is eligible to annually purchase up to $25,000 worth of the company’s stock at a discount below the market price. However, participation in the Plan is voluntary and is dependent upon each executive officer’s election to participate, his or her determination as to the level of payroll deductions and the fair market value of the stock on the Exercise Day. Accordingly, future benefits that would be received by the executive officers and other eligible employees under the proposed Plan are not determinable at this time.

Tax Consequences.    The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The board of directors is advised by counsel for the company that an employee will not be deemed to have received any compensation for federal income tax purposes at the time of either the grant or the exercise of an option under the Plan. If an employee exercises an option under the Plan and does not dispose of the shares thus acquired until more than two years after the date the option was granted, nor until more than one year after the transfer of the shares to him or her, any profit realized upon the disposition will be treated as a long-term capital gain, provided the option price determined by the Compensation Committee as of the date of grant (without regard to any lower price that may become applicable at exercise) was at least 100% of the fair market value of the shares at the time granted. If, however, the option price determined by the Compensation Committee as of the date of grant (without regard to any lower price that may become applicable at exercise) was less than 100% of the fair market value of the shares on the date of grant, then upon a disposition of the shares after satisfaction of the required holding period or upon the employee’s death while owning such shares, there must be reported as ordinary income (regardless of whether the option was exercised at an alternative, lower price) an amount that equals the lesser of (1) the amount by which the fair market value of the shares at the time the option was granted exceeds the option price determined by the Compensation Committee at the date of grant (without regard to any lower price that may become applicable at exercise) or (2) the amount by which the fair market value of the shares at the time of such disposition or death exceeds such option price. In the case of the disposition of such shares after satisfaction of the required holding period, the remainder of any profit realized will be treated as a long-term capital gain. If the stock is disposed of after the required holding period, the company will not be entitled to a deduction for federal income tax purposes in connection with either the grant or the exercise of the option. However, if the optionee disposes of such shares other than as described above, the company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, realized by the optionee.

The board of directors recommends a vote “FOR” the TI Employees 2002 Stock Purchase Plan.

ADDITIONAL INFORMATION

Voting Securities

As of February 20, 2002, 1,734,071,179 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 20, 2002 may vote at the meeting or any adjournment of the meeting.

Share Ownership of Certain Persons

The following table shows (a) the only person that has reported beneficial ownership of more than 5% of the common stock of the company, and (b) the ownership of the company’s common stock by the named executive officers, and all executive officers and directors as a group. Persons generally “beneficially own” shares if they have either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2001		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	103,387,520	(1)	6.0%
Thomas J. Engibous	3,441,457	(2)	*
Richard K. Templeton	2,642,083	(2)	*
William A. Aylesworth	1,038,662	(2)	*
Michael J. Hames	709,933	(2)	*
Syrus P. Madavi	818,000	(2)	*
All executive officers and directors as a group	12,183,168	(2)(3)	*

* Less	than 1%

(1)	The company understands that, as of December 31, 2001, Capital Research and Management Company had sole dispositive power with respect to all of the above shares.

(2)
Includes (a) shares subject to acquisition within 60 days by Messrs. Engibous, Templeton, Aylesworth, Hames and Madavi for 3,305,000, 2,511,250, 822,500, 652,500 and 766,000 shares, respectively, (b) shares credited to profit sharing stock accounts for Messrs. Engibous, Templeton, Aylesworth and Hames, in the amounts of 17,714, 10,832, 23,538 and 6,803 shares, respectively, and (c) shares subject to restricted stock unit awards for Messrs. Engibous and Templeton, in the amounts of 57,600 and 120,000 shares, respectively. Excludes shares held by a family member if a director or officer has disclaimed beneficial ownership.

(3)	Includes (a) 11,049,000 shares subject to acquisition within 60 days, (b) 171,907 shares credited to profit sharing stock accounts, and (c) 400,648 shares subject to restricted stock unit awards.

Certain Business Relationships

Joseph F. Hubach, senior vice president, secretary and general counsel of the company, is the brother of Francis P. Hubach, Jr., partner in charge of the Dallas office of the law firm of Jones, Day, Reavis & Pogue. The company engaged the services of Jones, Day, Reavis & Pogue during 2001.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the company. The company will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of the company may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Proposals of Stockholders

If you wish to submit a proposal for possible inclusion in the company’s 2003 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before November 1, 2002.

If you wish to submit a proposal at the 2003 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 18, 2003.

Suggestions from stockholders concerning the company’s business are welcome and all will be carefully considered by the company’s management. So that your suggestions receive appropriate review, the Stockholder Relations and Public Policy Committee from time to time reviews correspondence from stockholders and management’s responses. This way, stockholders are given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist.

Vote Required

The nine nominees receiving the greatest number of votes cast by those entitled to vote will be elected.

For all other matters submitted at the meeting (including the proposals to approve the Texas Instruments Executive Officer Performance Plan and the TI Employees 2002 Stock Purchase Plan), an affirmative vote of the majority of the shares present in person or by proxy is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than (1) the election of directors, (2) the proposal to approve the Texas Instruments Executive Officer Performance Plan, and (3) the proposal to approve the TI Employees 2002 Stock Purchase Plan. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company’s Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR or AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

Benefit Plan Voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, the TI 401(k) Savings Plan or the Burr-Brown Corporation Future Investment Plan, you are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should vote by April 15, 2002.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan for which no voting instructions are received by April 15, 2002 will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date. TI shares held under the Burr-Brown Corporation Future Investment Plan for which no instructions are received by April 15, 2002 will not be voted.

Telephone and Internet Voting

Registered Stockholders and Benefit Plan Participants.    Stockholders with shares registered directly with Computershare and participants who beneficially own shares in a company benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at the following address on the World Wide Web:

www.proxyvote.com

Stockholders with Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The company has been advised by counsel that the telephone and Internet voting procedures that have been made available through ADP Investor Communication Services are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Multiple Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s new “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years.

After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder or a participant in a TI benefit plan and would like to enroll, please visit www.ti.com/IR or call Investor Relations at (972) 995-3773 for more information.

By	Order of the Board of Directors,

Joseph F. Hubach
Senior Vice President,
Secretary and
General Counsel
Dallas, Texas
March 1, 2002

EXHIBIT A

TEXAS INSTRUMENTS EXECUTIVE OFFICER PERFORMANCE PLAN

Dated April 18, 2002

The purpose of the Plan is to promote the success of the Company by providing performance-based compensation for executive officers.

For purposes of the Plan, unless otherwise indicated, the term “TI” shall mean Texas Instruments Incorporated, “Company” shall mean TI and its subsidiaries, and “Board” shall mean the Board of Directors of TI.

The Plan is intended to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder (“Code”) and will be so interpreted.

Covered Employees

The executive officers of TI (within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934 as amended from time to time) as of March 30 of each calendar year (“performance year”) shall receive awards under the Plan for such performance year. An individual who becomes an executive officer after March 30 and on or before October 1 of a performance year shall receive an award as provided below.

Administration of Plan

The Plan shall be administered by a Committee of the Board which shall be known as the Compensation Committee (the “Committee”). The Committee shall be appointed by a majority of the whole Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. A director may serve as a member or alternate member of the Committee only during periods in which the director is an “outside director” as described in Section 162(m) of the Code. The Committee shall have full power and authority to construe, interpret and administer the Plan. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the employees.

The Committee shall have the full and exclusive right to make reductions in awards under the Plan. In determining whether to reduce any award and the amount of any reduction, the Committee shall take into consideration such factors as the Committee shall determine.

Expenses of Administration

The expenses of the administration of this Plan, including the interest provided in the Plan, shall be borne by the Company.

Amendments

The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper and in the best interests of the Company, provided, however, that no such action shall (i) affect or impair the rights under any award theretofore granted under the Plan, except that in the case of a covered employee employed outside the United States the Committee may vary the provisions of the Plan as it may deem appropriate to conform with local laws, practices and procedures or (ii) increase the maximum amount of any award above the amount described below.

A-1

Awards

Subject to the Committee’s discretion to reduce such awards, each covered employee shall be entitled to an award for each performance year equal to 0.5% of the Company’s consolidated income from continuing operations before (i) provision for income taxes, (ii) awards under the Plan, (iii) any pretax gain or loss exceeding $25 million recognized for the year related to divestiture of a business and (iv) any write-off of in process research and development expenses exceeding $25 million associated with an acquisition, as determined and reported to the Committee by TI’s independent auditors (“Consolidated Income”).

An individual who becomes an executive officer after March 30 and on or before October 1 of a performance year shall be entitled to a prorated award for that performance year which shall be 0.5% of the Company’s Consolidated Income, as defined above, for such performance year multiplied by a fraction, the numerator of which is the number of complete calendar quarters of such year following the date on which the individual becomes an executive officer and the denominator of which is 4. Such prorated award shall be subject to the Committee’s discretion to reduce awards.

Scope of the Plan

Nothing in this Plan shall be construed as precluding or prohibiting the Company from establishing or maintaining other bonus or compensation arrangements, which may be generally applicable or applicable only to selected employees or officers.

Report of Awards; Committee Discretion to Reduce

As soon as practicable after the end of each performance year, TI’s independent auditors shall determine and report to the Committee and the Committee shall certify the amount of each award for that year under the provisions of this Plan.

The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce the award to any covered employee in any year (including reduction to zero if the Committee so determines). The Committee shall make a determination of whether and to what extent to reduce awards under the Plan for each year at such time or times following the close of the performance year as the Committee shall deem appropriate. The reduction in the amount of an award to any covered employee for a performance year shall have no effect on the amount of the award to any other covered employee for such year.

Payment of Awards

Awards and any installments thereof shall be paid in cash as of a date or dates determined by the Committee or, if the Committee makes no determination, then as soon as practicable after the amount of the awards has been determined.

The Committee may direct the awards to the covered employees or any of them for any year to be paid in a single amount or in installments of equal or varying amounts or may defer payment of any awards and may prescribe such terms and conditions concerning payment of awards as it deems appropriate, including completion of specific periods of employment with the Company, provided that such terms and conditions are not more favorable to a covered employee than those expressly set forth in the Plan. The Committee may determine that interest will be payable with respect to any payment of any award. The Committee may at any time amend any such direction and may amend or delete any such terms and conditions if the Committee deems it appropriate. The Committee’s actions under this paragraph shall be subject to and in accordance with the rules governing qualified performance based compensation in Section 162(m) of the Code.

Payments of awards to covered employees who are employees of subsidiaries of the Company shall be paid directly by such subsidiaries.

A-2

EXHIBIT B

TI EMPLOYEES 2002 STOCK PURCHASE PLAN
Dated April 18, 2002

The TI Employees 2002 Stock Purchase Plan (the “Plan”) is designed to encourage in all Employees a proprietary interest in the Company. The Plan provides for all eligible Employees the option to purchase shares of the common stock of the Company through voluntary systematic payroll deductions. The options provided to participants under the Plan shall be in addition to regular salaries, profit sharing, pension, life insurance, special payments or other benefits related to a participant’s employment with the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” pursuant to Section 423 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of section 423 of the Code.

For the purposes of the Plan unless otherwise indicated, the term “TI” shall mean Texas Instruments Incorporated, “Company” shall mean TI and its subsidiaries where substantially all of their voting stock is owned directly or indirectly by TI, “Employee” shall mean an individual who is a full-time or part-time employee of the Company, and “Board” shall mean the Board of Directors of TI.

Eligibility

All Employees of TI, and such of its subsidiaries as the Committee described below shall from time to time designate, who are Employees on the date of grant of the option shall be eligible to participate in offerings of options under the Plan. Directors who are not full-time or part-time officers or Employees are not eligible to participate in the Plan.

Administration of Plan

The Plan shall be administered by a Committee of the Board which shall be known as the Compensation Committee (the “Committee”). The Committee shall be appointed by a majority of the whole Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. A director may serve as a member or alternate member of the Committee only during periods in which the director is an “outside director” as described in Section 162(m) of the Code. The Committee shall have full power and authority to construe, interpret and administer this Plan. It may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Employees.

The Committee shall have the full and exclusive right to establish the terms of each offering of common stock of TI under the Plan except as otherwise expressly provided in this Plan. The Committee may delegate such power, authority and rights with respect to the administration of the Plan as it deems appropriate to one or more members of the management of TI (including, without limitation, a committee of one or more members of management appointed by the Committee); provided, however, that any delegation to management shall conform with the requirements of the General Corporation Law of Delaware and Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time. The Committee may also recommend to the Board revisions in this Plan.

Expenses of Administration

Except as otherwise determined by the Committee, any broker commissions, fees or other expenses incurred in connection with the exercise of an option hereunder or as a result of the opening or maintenance of accounts for Employees and the purchase and sale of common stock of TI on behalf of Employees shall be paid by the Employee who incurs the expenses and any other expenses of the administration of this Plan shall be borne by TI and charged against net income.

Amendments

The Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper and in the best interests of the Company, provided, however, that no such action shall affect or impair the rights under any option theretofore granted under the Plan, except that in the case of an Employee employed outside the United States (or such Employee’s beneficiary) the Committee may vary the provisions of the Plan as it may deem appropriate to conform with local laws, practices and procedures. Further, unless the stockholders of TI shall have first approved thereof, the total number of shares for which options may be exercised under the Plan shall not be increased or decreased, except as adjusted below under “Adjustments,” and no amendment shall be made which shall allow an option price for offerings under the Plan to be less than 85% of the fair market value of the common stock of TI on the date of grant of the options or 85% of the fair market value of the common stock of TI on the date on which an option is exercised, if lower.

Notwithstanding the foregoing, the board of directors of any subsidiary of TI with approval of the Committee may adopt separate stock purchase plans with respect to Employees employed outside the United States with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures, and to permit exclusion of certain Employees from participation. All such plans shall be subject to the limitations on the amount of stock that may be issued under the Plan and, except to the extent otherwise provided in such plans, shall be subject to all of the provisions set forth herein.

Offerings

Each year during the term of the Plan, unless the Committee determines otherwise, TI will make one or more offerings in which options to purchase TI common stock will be granted to all Employees then eligible to participate in the Plan.

Limitations on Grants

No more than 20,000,000 shares may be sold pursuant to options granted under the Plan, subject to adjustments as described below. Either authorized and unissued shares or issued shares heretofore or hereafter acquired by TI may be made subject to option under the Plan. If for any reason any option under the Plan terminates in whole or in part, shares subject to such terminated option may be again subjected to an option under the Plan.

Adjustments

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of TI, issuance of warrants or other rights to purchase shares or other securities of TI, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares which may be made the subject of options, (ii) the number and type of shares subject to outstanding options, and (iii) the grant, purchase or exercise price with respect to any option or, if deemed appropriate, make provision for a cash payment to the holder of an option, provided, however, that no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 423 of the Code.

Terms and Conditions of Options

(1)    All of the options in each offering shall be granted on the date specified by the Committee.

(2)    An option price per share for each offering shall be determined by the Committee on or prior to the date of grant of the option which shall in no instance be less than 85% of fair market value of TI common stock on the date the option is granted; provided that the Committee may also provide for an alternative, lower option price which may not be less than 85% of fair market value of TI common stock on the date the option is exercised. The fair market value on the date on which an option is granted or exercised shall be determined by such methods or procedures as shall be established by the Committee prior to or on the date of grant of the option.

(3)    The expiration date of the options granted in each offering shall be determined by the Committee prior to or on the date of grant of the options but in any event shall not be more than 27 months after the date of grant of the options.

(4)    All Employees to whom options are granted shall have the same rights and privileges. Each option shall entitle the Employee to purchase up to that number of shares which could be purchased at the option price (for this purpose, the price determined by the Committee as of the date of grant, without regard to any lower price that may become applicable at exercise) with an amount equal to such percentage of the Employee’s Compensation (as defined by the Committee from time to time) as the Committee shall determine for each offering (but not to exceed the amount specified in Section 423(b) of the Code). Each Employee may elect to participate for less than the maximum number of shares which the Employee is entitled to purchase under the Employee’s option. The Committee shall determine prior to or on the date of grant of the options the consequences of an Employee’s election to participate for less than the maximum number of shares which the Employee is entitled to purchase.

(5)    The term of each option shall consist of the following three periods:

(a) an Enrollment Period during which each eligible Employee shall determine whether or not and to what extent to participate by authorizing payroll deductions, provided that such authorization shall apply to the current and all subsequent offerings under the Plan until the Employee provides a cancellation described in paragraph (6) or paragraph (10) below;
(b) a Payroll Deduction Period during which payroll deductions shall be made and credited to each Employee’s payroll deduction account; and
(c) an Exercise Day on which options of participating Employees will be automatically exercised in full.

The beginning and ending dates of each Enrollment Period and Payroll Deduction Period and the date of each Exercise Day shall be determined by the Committee.

(6)    Each eligible Employee who desires to participate in an offering shall elect to do so by completing and delivering by the end of the Enrollment Period to a person or firm designated by the Treasurer of TI a payroll deduction authorization in the form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) prescribed by the Committee authorizing payroll deductions during the Payroll Deduction Period which shall aggregate no more than the amount required to purchase at the option price (for this purpose, the price determined by the Committee as of the date of grant, without regard to any lower price that may become applicable at exercise) the maximum number of full or fractional shares covered by the Employee’s option. Such election and payroll deduction authorization shall constitute an election and payroll deduction authorization to participate in the current offering and all subsequent offerings under the Plan until the Employee provides a cancellation of such authorization during a subsequent Enrollment Period or the cancellation described in paragraph (10) below. A cancellation shall be provided in the manner prescribed in this paragraph for providing elections.

(7)    TI shall maintain or arrange for the maintenance of payroll deduction accounts for all participating Employees.

(8)    On the Exercise Day, the options of each participating Employee to which such Exercise Day relates shall be automatically exercised in full without the need for the participating employee to take any action.

(9)    Upon exercise of an option, the shares shall be paid for in full by transfer of the purchase price from the Employee’s payroll deduction account to the account of TI, and any balance in the Employee’s payroll deduction account shall be paid to the Employee in cash.

(10)    A participating Employee may at any time up to 20 days prior to the expiration of the Payroll Deduction Period (or such other date as the Committee shall determine) cancel but not reduce his or her payroll deduction authorization and simultaneously request that all but not a part of the balance in the Employee’s account allocable to such Payroll Deduction Period be paid to him or her. Such cancellation and withdrawal during the Payroll Deduction Period shall constitute withdrawal from the offering and the Employee’s option shall thereupon terminate and become void. Such cancellation shall operate as an election not to participate in subsequent offerings under the Plan until the Employee provides a new election to participate in accordance with paragraph (6).

(11)    The Committee shall determine on or prior to the date of grant of options the consequences of the termination of employment of a participating Employee for any reason, including death, during the term of an option.

(12)    An Employee will have none of the rights and privileges of a stockholder of TI with respect to the shares of common stock subject to an option under the Plan until such shares of common stock have been transferred or issued to the Employee or to a designated broker for the Employee’s account on the books of TI.

(13)    An option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Employee to whom granted, may be exercised only for the benefit of the Employee.

(14)    Each option granted shall be evidenced by an instrument in such form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Committee shall approve which shall be dated the date of grant and shall comply with and be subject to the terms and conditions of the Plan.

(15)    No Employee shall be granted an option hereunder if such Employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of TI, computed in accordance with Section 423(b)(3) of the Code. No Employee shall be granted an option which permits the Employee’s rights to purchase common stock under all employee stock purchase plans of TI to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such common stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

Plan Funds

All amounts held by TI in payroll deduction accounts under the Plan may be used for any corporate purpose of TI.

Governmental Regulations

The obligation of TI to sell and deliver common stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such common stock.

Termination of Plan

No offering shall be made hereunder after April 19, 2012. Further, no offering hereunder shall be made after any day upon which participating Employees elect to participate for a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares for which Employees elect to participate shall be greater than the shares remaining available, the available shares shall at the end of the Enrollment Period be allocated among such participating Employees pro rata on the basis of the number of shares for which each has elected to participate.

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EXHIBIT C

FINANCIAL STATEMENTS

Consolidated Financial Statements

(Millions of Dollars, Except Per-share Amounts)

	For the years ended December 31,
OPERATIONS	2001	2000	1999
Net revenues	$8,201	$11,875	$9,759

Operating costs and expenses:
Cost of revenues	5,824	6,120	5,069
Research and development	1,598	1,747	1,379
Selling, general and administrative	1,361	1,669	1,556

Total	8,783	9,536	8,004

Profit (loss) from operations	(582)	2,339	1,755
Other income (expense) net	217	2,314	403
Interest on loans	61	75	76

Income (loss) before income taxes and cumulative effect of an accounting change	(426)	4,578	2,082
Provision (benefit) for income taxes	(225)	1,491	631

Income (loss) before cumulative effect of an accounting change	(201)	3,087	1,451
Cumulative effect of an accounting change	—	(29)	—

Net income (loss)	$(201)	$3,058	$1,451

Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of an accounting change	$(.12)	$1.73	$.83
Cumulative effect of an accounting change	—	(.02)	—

Net income (loss)	$(.12)	$1.71	$.83

Basic earnings (loss) per common share:
Income (loss) before cumulative effect of an accounting change	$(.12)	$1.80	$.86
Cumulative effect of an accounting change	—	(.02)	—

Net income (loss)	$(.12)	$1.78	$.86

See accompanying notes.

Consolidated Financial Statements

(Millions of Dollars, Except Share Amounts)

	December 31,
BALANCE SHEET	2001	2000
Assets
Current assets:
Cash and cash equivalents	$431	$745
Short-term investments	2,513	3,258
Accounts receivable, less allowance for losses of $61 million in 2001 and $54 million in 2000	1,198	2,204
Inventories	751	1,233
Deferred income taxes	554	595
Prepaid expenses and other current assets	328	80

Total current assets	5,775	8,115

Property, plant and equipment at cost	9,683	9,099
Less accumulated depreciation	(4,094)	(3,652)

Property, plant and equipment (net)	5,589	5,447

Long-term cash investments	407	—
Equity investments	2,214	2,400
Goodwill and other acquisition-related intangibles	748	961
Deferred income taxes	421	106
Other assets	625	691

Total assets	$15,779	$17,720

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$38	$148
Accounts payable and accrued expenses	1,205	1,921
Income taxes payable	327	323
Accrued retirement and profit sharing contributions	10	421

Total current liabilities	1,580	2,813

Long-term debt	1,211	1,216
Accrued retirement costs	485	378
Deferred income taxes	331	469
Deferred credits and other liabilities	293	256
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares.
Participating cumulative preferred. None issued.	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: 2001 – 1,740,329,364; 2000 – 1,733,237,248	1,740	1,733
Paid-in capital	1,216	1,185
Retained earnings	8,975	9,323
Less treasury common stock at cost.
Shares: 2001 – 6,395,488; 2000 – 1,184,880	(235)	(93)
Accumulated other comprehensive income	269	574
Deferred compensation	(86)	(134)

Total stockholders’ equity	11,879	12,588

Total liabilities and stockholders’ equity	$15,779	$17,720

See accompanying notes.

Consolidated Financial Statements

(Millions of Dollars)

	For the years ended December 31,
CASH FLOWS	2001	2000	1999
Cash flows from operating activities:
Income (loss) before cumulative effect of an accounting change	$(201)	$3,087	$1,451
Depreciation	1,599	1,216	1,005
Amortization of acquisition-related costs	229	160	69
Purchased in-process research and development	—	112	79
Deferred income taxes	19	1	(11)
Net currency exchange losses	4	11	9
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	977	(348)	(444)
Inventories	482	(372)	(207)
Prepaid expenses and other current assets	(254)	27	(20)
Accounts payable and accrued expenses	(687)	246	96
Income taxes payable	112	(55)	64
Accrued retirement and profit sharing contributions	(389)	51	244
Gains on sale of Micron stock	—	(1,636)	—
Increase (decrease) in noncurrent accrued retirement costs	(24)	(369)	11
Other	(48)	54	11

Net cash provided by operating activities	1,819	2,185	2,357

Cash flows from investing activities:
Additions to property, plant and equipment	(1,790)	(2,762)	(1,398)
Purchases of short-term investments	(3,247)	(5,409)	(2,529)
Sales and maturities of short-term investments	4,040	4,178	2,237
Purchases of long-term cash investments	(488)	—	—
Sales of long-term cash investments	10	—	—
Purchases of equity investments	(254)	(133)	(87)
Sales of equity investments	103	2,198	272
Acquisition of businesses, net of cash acquired .	—	(3)	(469)
Proceeds from sale of businesses	—	107	—

Net cash used in investing activities	(1,626)	(1,824)	(1,974)

Cash flows from financing activities:
Additions to loans payable	—	23	11
Payments on loans payable	(3)	(19)	(13)
Additions to long-term debt	3	250	400
Payments on long-term debt	(132)	(307)	(262)
Dividends paid on common stock	(147)	(141)	(134)
Sales and other common stock transactions	183	242	225
Common stock repurchase program	(395)	(155)	(473)
Increase in noncurrent assets for restricted cash	—	(261)	—

Net cash used in financing activities	(491)	(368)	(246)

Effect of exchange rate changes on cash	(16)	(29)	(61)

Net increase (decrease) in cash and cash equivalents	(314)	(36)	76
Cash and cash equivalents at beginning of year	745	781	705

Cash and cash equivalents at end of year	$431	$745	$781

See accompanying notes.

Consolidated Financial Statements

(Millions of Dollars, Except Per-share Amounts)

STOCKHOLDERS’ EQUITY	Common Stock	Paid-In Capital	Retained Earnings	Treasury Common Stock	Accumulated Other Comprehensive Income*	Deferred Compensation
Balance, December 31, 1998	$419	$1,317	$5,113	$(134)	$295

1999
Net income	—	—	1,451	—	—
Dividends declared on common stock ($.085 per share)	—	—	(134)	—	—
Two-for-one common stock split	420	(420)	—	—	—
Common stock issued on exercise of stock options	4	(247)	—	451	—
Stock repurchase program	—	—	—	(426)	—
Other stock transactions, net	—	195	—	—	—
Pension liability adjustment	—	—	—	—	132
Change in unrealized gain (loss) on available-for-sale investments, net of tax	—	—	—	—	1,126
Pooling of interests acquisitions	8	32	(15)	—	—
Adjustment to conform fiscal year end of pooled acquisition	—	—	(9)	—	—

Balance, December 31, 1999	851	877	6,406	(109)	1,553

2000
Net income	—	—	3,058	—	—	—
Dividends declared on common stock ($.085 per share)	—	—	(141)	—	—	—
Two-for-one common stock split	858	(858)	—	—	—	—
Common stock issued on exercise of stock options	13	97	—	171	—	—
Stock repurchase program	—	—	—	(155)	—	—
Other stock transactions, net	—	320	—	—	—	—
Purchase acquisitions	11	749	—	—	—	$(151)
Pension liability adjustment	—	—	—	—	42	—
Change in unrealized gain (loss) on available-for-sale investments, net of tax	—	—	—	—	(1,021)	—
Deferred compensation adjustment	—	—	—	—	—	17

Balance, December 31, 2000	1,733	1,185	9,323	(93)	574	(134)

2001
Net income (loss)	—	—	(201)	—	—	—
Dividends declared on common stock ($.085 per share)	—	—	(147)	—	—	—
Common stock issued on exercise of stock options	7	(87)	—	253	—	—
Stock repurchase program	—	—	—	(395)	—	—
Other stock transactions, net	—	118	—	—	—	—
Pension liability adjustment	—	—	—	—	(87)	—
Change in unrealized gain (loss) on available-for-sale investments, net of tax	—	—	—	—	(218)	—
Deferred compensation adjustment	—	—	—	—	—	48

Balance, December 31, 2001	$1,740	$1,216	$8,975	$(235)	$269	$(86)

*	Comprehensive income (loss), i.e., net income (loss) plus other comprehensive income (loss), totaled $(506) million in 2001, $2079 million in 2000 and $2709 million in 1999.

See accompanying notes.

Notes to Financial Statements

ACCOUNTING POLICIES AND PRACTICES

The consolidated financial statements include the accounts of all subsidiaries. Intercompany balances and transactions have been eliminated. The preparation of financial statements requires the use of estimates from which final results may vary. The U.S. dollar is the functional currency for financial reporting. With regard to accounts recorded in currencies other than U.S. dollars, current assets (except inventories), deferred income taxes, other assets, current liabilities and long-term liabilities are remeasured at exchange rates in effect at year-end. Inventories, property, plant and equipment and depreciation thereon are remeasured at historic exchange rates. Revenue and expense accounts other than depreciation for each month are remeasured at the appropriate daily rate of exchange. Net currency exchange gains and losses from remeasurement and forward currency exchange contracts to hedge net balance sheet exposures are charged or credited on a current basis to other income (expense) net. Gains and losses from forward currency exchange contracts to hedge specific transactions are deferred and included in the measurement of the related transactions. Gains and losses from interest rate swaps are included on the accrual basis in interest expense. Gains and losses from terminated forward currency exchange contracts and interest rate swaps are deferred and recognized consistent with the terms of the underlying transaction.

Revenue from sales to the company’s electronics distributors is recognized, net of allowances, upon delivery of product to the distributors. In some cases, if product remains unsold in distributor inventory for an extended period of time, the distributor can return it to the company up to a maximum amount with the placement of new orders for an equivalent amount of product at the same time. In addition, the company has agreements with the distributors under which it may grant credits to them in response to specific competitive situations encountered by the distributor. Allowances, which are recorded as a liability, are calculated based on historical data and current economic conditions.

Royalty revenue is recognized upon sale by the licensee of royalty-bearing products, as estimated by the company, and when realization is considered probable by management.

Inventories are stated at the lower of cost or estimated realizable value. Cost is generally computed on a currently adjusted standard basis. Standards are based on normal factory capacity utilization, and costs associated with underutilization of capacity are expensed as incurred. The company conducts quarterly inventory reviews for salability and obsolescence. A specific allowance is provided for inventory considered unlikely to be sold. Remaining inventory has a salability and obsolescence allowance based upon the historical disposal percentage. Inventory is written off in the period in which disposal occurs.

Property, plant and equipment are stated at cost and depreciated on either the declining-balance method (primarily 150 percent declining method) or the sum-of-the-years-digits method over the estimated useful lives of the assets. Fully depreciated assets are written off against accumulated depreciation. Goodwill and other acquisition-related costs are amortized on a straight-line basis over the estimated economic lives of the assets. Reviews are regularly performed to determine whether facts or circumstances exist which indicate that the carrying values of the company’s fixed or intangible assets are impaired. The company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Investments are stated at fair value, which is based on market quotes where available, or estimates by management or its investment advisor, as appropriate. The company conducts quarterly impairment reviews of the public and private equity investments in its portfolio. Investments are written down to a new cost basis when a decline is judged to be other-than-temporary by management or its investment advisor.

Statement of Financial Accounting Standards (SFAS) No. 133 requires that all derivatives be marked-to-market on an ongoing basis. Along with the derivatives, underlying hedged items are also to be marked-to-market on an ongoing basis. The standard, which did not have a material impact on the company, was adopted effective January 1, 2001, on a cumulative basis. The cumulative effect of the accounting change was insignificant and is not separately presented.

Effective January 1, 2000, in accordance with Staff Accounting Bulletin No. 101, the company changed its method of accounting for revenue recognition for certain of its product sales, specifically those for which transfer of title occurs upon delivery to the customer. Historically, the company generally recognized revenue for its products when shipped. Typically, there is less than a three day difference between recognizing revenue at delivery versus when shipped. Under the new accounting method the company now recognizes revenue for product sales when transfer of title occurs. The cumulative effect of the change on prior years resulted in a charge to year 2000 net income of $29 million (after income taxes of $16 million).

The company adopted Financial Accounting Standards Board (FASB) Interpretation No. 44 in 2000. The statement, which was effective for transactions on or after July 1, 2000, requires that the intrinsic value of unvested employee stock options exchanged in a purchase business combination be recorded as deferred compensation, a contra-stockholders’ equity account. Previously, such amounts were recorded as acquisition cost. The effect of this standard was not material to the company’s year 2000 net income. The company also adopted Emerging Issues Task Force Issue No. 00-15 in 2000. This standard requires the income tax benefit realized by the company from the exercise of nonqualified stock options to be classified, currently and retroactively, in the cash flows statement as an operating cash flow. Previously, this amount was classified as a financing cash flow. The benefit was $106 million, $313 million and $183 million for the years 2001, 2000 and 1999.

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangibles, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Accordingly, the company’s trained workforce intangible asset will be reclassified to goodwill. Other intangible assets will continue to be amortized over their useful lives. The company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an annual increase in net income of approximately $100 million ($0.06 per share). During 2002, the company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. Preliminary tests indicate no impairment of goodwill or indefinite lived intangible assets.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The company will adopt SFAS No. 144 as of January 1, 2002, and does not expect that the adoption of the Statement will have a material impact on the company’s financial position or results of operations.

Advertising costs are expensed as incurred. Advertising expense was $74 million in 2001, $118 million in 2000 and $149 million in 1999.

Computation of earnings (loss) per common share (EPS) amounts for income (loss) before cumulative effect of an accounting change is as follows (millions, except per-share amounts):

	2001			2000			1999
	Loss	Shares	EPS	Income	Shares	EPS	Income	Shares	EPS
Basic EPS	$(201)	1,734.5	$(.12)	$3,087	1,717.5	$1.80	$1,451	1,680.3	$.86
Dilutives:
Stock options/compensation plans	—	—		—	69.3		—	69.4
Convertible debentures	—	—		6	4.8		—	—

Diluted EPS	$(201)	1,734.5	$(.12)	$3,093	1,791.6	$1.73	$1,451	1,749.7	$.83

The EPS computations for 2001 and 2000 exclude 45.8 million shares and 2.0 million shares for stock options because their effect would have been antidilutive.

POOLING OF INTERESTS ACQUISITION

The company acquired Burr-Brown Corporation (Burr-Brown) in 2000 for approximately 88 million shares of common stock. In this transaction, TI assumed outstanding Burr-Brown stock options that were converted to options to purchase approximately 9 million shares of TI common stock. In addition, Burr-Brown’s outstanding 4.25% $250 million convertible subordinated notes payable are now convertible into 5.6 million TI common shares. This transaction was accounted for as a pooling of interests in 2000. All prior periods presented have been restated.

No adjustments, other than minor reclassifications, were necessary to conform accounting policies of the entities, nor were there any intercompany transactions requiring elimination. As both companies used calendar year reporting, no adjustments were necessary to conform time periods. Total related transaction costs of $50 million were expensed in the third and fourth quarters of 2000.

The following shows the historical results of TI and Burr-Brown for the periods prior to the consummation of the merger of the two entities (in millions):

	Six Months Ended June 30, 2000	Year Ended Dec. 31, 1999
Net revenues:
TI	$5,497	$9,468
Burr-Brown	194	291

	$5,691	$9,759

Net income:
TI	$1,705	$1,406
Burr-Brown	42	45

	$1,747	$1,451

CASH EQUIVALENTS, SHORT-TERM INVESTMENTS AND LONG-TERM CASH INVESTMENTS

Debt securities with original maturities within three months are considered cash equivalents. Debt securities with original maturities beyond three months that have remaining maturities within 13 months are considered short-term investments. Debt securities with remaining maturities between 13 months and 24 months are considered long-term cash investments. These cash equivalent, short-term investment and long-term cash investment debt securities are available for sale and stated at fair value, which approximates their specific amortized cost. As of December 31, 2001, these debt securities consisted primarily of the following types: corporate ($2654 million) and asset-backed  fixed-income securities ($489 million). At December 31, 2000, these debt securities consisted primarily of the following types: corporate ($2619 million) and asset-backed fixed-income securities  ($953 million). Gross realized and unrealized gains, as well as realized losses, for each of these security types were immaterial in 2001, 2000 and 1999. Gross unrealized losses were immaterial for each of these security types in 2001 and 1999 and $20 million in 2000. Proceeds from sales of these cash equivalent, short-term investment and long-term cash investment debt securities in 2001, 2000 and 1999 were $2959 million, $2025 million and $1185 million.

INVENTORIES

	Millions of Dollars
	2001	2000
Raw materials and purchased parts	$133	$245
Work in process	407	681
Finished goods	211	307

Total	$751	$1,233

PROPERTY, PLANT AND EQUIPMENT AT COST

		Millions of Dollars
	Depreciable Lives	2001	2000
Land		$95	$95
Buildings and improvements	5-40 years	2,908	2,759
Machinery and equipment	3-10 years	6,680	6,245

Total		$9,683	$9,099

Authorizations for property, plant and equipment expenditures in future years were approximately $304 million at December 31, 2001, and $2236 million at December 31, 2000.

EQUITY INVESTMENTS

Equity investments primarily consisted of 57 million Micron Technology, Inc. (Micron) common shares and other publicly traded and private investments. The Micron securities were received in connection with TI’s sale of its memory business to Micron in 1998.

TI Ventures is a venture fund that invests in companies involved in the development of new markets. As of year-end 2001, investments were held in 22 companies focused primarily on next-generation applications of digital signal processors.

Other investments consist of mutual funds that are acquired to generate returns that offset changes in certain liabilities related to deferred compensation arrangements. The mutual funds hold a variety of debt and equity investments.

Following is information on the investments (millions of dollars):

	Cost	Unrealized			Fair Value
		Gains	(Losses)	Net
2001
Equity investments	$1,486	$586	$(32)	$554	$2,040
TI Ventures	59	3	—	3	62
Other investments	112	—	—	—	112

Total	$1,657	$589	$(32)	$557	$2,214

2000
Equity investments	$1,357	$899	$(52)	$847	$2,204
TI Ventures	54	65	—	65	119
Other investments	77	—	—	—	77

Total	$1,488	$964	$(52)	$912	$2,400

Investments are stated at fair value, which is based on market quotes where available, or estimates by management or its investment advisor, as appropriate. Adjustments to fair value of the equity and TI Ventures investments, which are all classified as available-for-sale, are recorded as an increase or decrease in stockholders’ equity except where losses are considered to be other-than-temporary, in which case the losses are recorded through the Statement of Operations. Adjustments to fair value of the other investments, which are classified as trading, are recorded in operating expense. Cost or amortized cost, as appropriate, was determined on a specific identification basis.

Proceeds from sales of equity and TI Ventures investments were $103 million in 2001, $2232 million in 2000 and $150 million in 1999. Proceeds from the sale of a debt investment in 1999 were $159 million. There were $91 million, $1816 million and $125 million of gross realized gains and zero gross realized losses from sales of these investments in 2001, 2000 and 1999.

GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLES
		Millions of Dollars
	Amortization Lives	2001	2000
Goodwill	5-8 years	$1,523	$1,659
Developed technology	3-10 years	115	140
Other intangibles	2-10 years	110	162

Total		$1,748	$961

Other intangibles include items such as trained workforce and customer base. The balances shown are net of total accumulated amortization of $514 million and $308 million at year-end 2001 and 2000.

Amortization of goodwill and other acquisition-related costs (including deferred compensation, a contra-stockholders’ equity account) was $229 million, $160 million and $69 million for 2001, 2000 and 1999. Of the total amortization, goodwill amortization was $97 million, $71 million and $25 million, with the remainder primarily related to developed technology.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	Millions of Dollars
	2001	2000
Accounts payable	$452	$997
Accrued salaries, wages and vacation pay	246	365
Other accrued expenses and liabilities	507	559

Total	$1,205	$1,921

DEBT AND LINES OF CREDIT

	Millions of Dollars
Long-Term Debt	2001	2000
9.0% notes due 2001	$ —	$ 55
6.65% notes, due in installments through 2001	—	50
9.25% notes due 2003	103	103
7.0% notes due 2004	400	400
3.80% to 5.56% euro notes, due in installments through 2005	66	91
6.125% notes due 2006	300	300
8.75% notes due 2007	43	43
4.25% convertible subordinated notes due 2007	250	250
Other	70	51

	1,232	1,343
Less current portion long-term debt	21	127

Total	$1,211	$1,216

The coupon rates for the notes due 2006 have been swapped for LIBOR-based variable rates through 2006, for an effective interest rate of approximately 1.59% and 6.07% as of December 31, 2001 and 2000. In 2001, the coupon rates for the notes due 2007 were swapped for LIBOR-based variable rates through 2007, for an effective interest rate of approximately 5.62% as of December 31, 2001. Also in 2001, the coupon rates for $50 million of the notes due 2004 were swapped for LIBOR-based variable rates through 2004, for an effective interest rate of approximately 4.29% as of December 31, 2001.

In connection with its 2000 pooling of interests acquisition of Burr-Brown, TI guaranteed payment of the principal and interest for the $250 million principal amount of 4.25% convertible subordinated notes issued February 24, 2000, by Burr-Brown and due 2007. Such guarantee is subordinated to TI’s existing and future senior indebtedness. In addition, irrevocable letters of credit were obtained by TI that guarantee payment of the principal and interest of the notes. In connection with the issuance of these letters of credit, TI has agreed to maintain cash deposits with the issuing banks equal to the notes’ outstanding principal, plus one year’s interest, for the term of the banks’ guarantees. TI has accordingly classified the deposit, $261 million at year-end 2001 and 2000, as a noncurrent asset. The notes may be redeemed at the issuer’s option at specified prices, beginning in 2003. The notes are convertible at the holder’s option into an aggregate 5,624,784 shares of TI common stock at a common stock conversion price of $44.45 per share.

TI has guaranteed the payment obligations of a supplier under a $210 million lease financing facility maturing in 2003. Obligations under this facility were $99 million and $172 million at year-end 2001 and 2000.

Interest incurred on loans in 2001, 2000 and 1999 was $74 million, $98 million and $84 million. Of these amounts, $13 million in 2001, $23 million in 2000 and $8 million in 1999 were capitalized as a component of capital asset construction costs. Interest paid on loans (net of amounts capitalized) was $61 million in 2001, $75 million in 2000 and $76 million in 1999.

Aggregate maturities of long-term debt due during the four years subsequent to December 31, 2002, are as follows:

Millions of Dollars
2003	$155
2004	421
2005	7
2006	323

The company maintains lines of credit to support commercial paper borrowings and to provide additional liquidity. These lines of credit totaled $681 million at December 31, 2001, and $733 million at December 31, 2000. Of these amounts, at December 31, 2001 and 2000, $600 million existed to support commercial paper borrowings or short-term bank loans.

FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

Financial Instruments:    In addition to the interest swaps discussed in the preceding note, as of December 31, 2001, the company had forward currency exchange contracts outstanding of $350 million to hedge net balance sheet exposures (including $222 million to buy euros, $50 million to sell yen and $24 million to buy Singapore dollars). At December 31, 2000, the company had forward currency exchange contracts outstanding of $201 million to hedge net balance sheet exposures (including $51 million to buy Taiwan dollars, $47 million to sell yen, and $29 million to buy euros). As of December 31, 2001 and 2000, the carrying amounts and current market settlement values of these swaps and forward contracts were not significant. The company uses forward currency exchange contracts to minimize the adverse earnings impact from the effect of exchange rate fluctuations on the company’s non-U.S. dollar net balance sheet exposures. The interest rate swaps are used to change the characteristics of the interest rate stream on the debt from fixed rates to short-term variable rates in order to achieve a mix of interest rates that, over time, is expected to moderate financing costs. The effect of these interest rate swaps was to reduce interest expense by $8 million, $1 million and $4 million in 2001, 2000 and 1999.

In order to minimize its exposure to credit risk, the company limits its counterparties on the forward currency exchange contracts and interest rate swaps to investment-grade rated financial institutions.

As of December 31, 2001 and 2000, the fair value of long-term debt, based on current interest rates, was approximately $1298 million and $1450 million, compared with the historical cost amount of $1232 million and $1343 million.

Risk Concentration:    Financial instruments that potentially subject the company to concentrations of credit risk are primarily cash investments, accounts receivable and equity investments. The company places its cash investments in investment-grade debt securities and limits the amount of credit exposure to any one commercial issuer.

Concentrations of credit risk with respect to the receivables are limited due to the large number of customers in the company’s customer base and their dispersion across different industries and geographic areas. The company maintains an allowance for losses based upon the expected collectibility of accounts receivable.

Italian government auditors have substantially completed a review, conducted in the ordinary course, of approximately $250 million of grants from the Italian government to TI’s former memory operations in Italy. The auditors have raised a number of issues relating to compliance with grant requirements and the eligibility of specific expenses for the grants. As part of a government reorganization with respect to program contracts, responsibility for review of the auditors’ findings was transferred from the Ministry of the Treasury to the Ministry of Economics and Finance. Depending on the Ministry of Economics and Finance’s decision, the review may result in a demand from the Italian government that TI repay a portion of the grants. The company believes that the grants were obtained and used in compliance with applicable law and contractual obligations.

The company’s equity investments at year-end 2001 have an aggregate fair value of $2214 million ($2400 million at year-end 2000). The investments are in high-technology companies and are subject to price volatility and other uncertainties. They include a significant concentration of Micron common stock with a fair value of $1766 million at year-end 2001. In June 2001, TI purchased $100 million of Hynix Semiconductor Inc. (Hynix) Global Depositary Shares as part of Hynix’s total offering of $1.25 billion. The company adjusts the carrying amounts of the investments to fair value each quarter.

In addition to the interest rate swaps and forward currency exchange contracts discussed above, the company had the following derivatives at December 31, 2001:

The company has a call option embedded in a convertible note. The call option had a value of $17 million at December 31, 2001.

The company uses a forward purchase contract for shares of the company’s common stock to minimize the adverse earnings impact from the effect of stock market value fluctuations on a portion of the company’s deferred compensation obligations denominated in TI stock. The forward purchase contract had a fair value of approximately $(1) million at December 31, 2001.

The company has several stock investment warrants considered derivatives. At December 31, 2001, their aggregate value was approximately $1 million.

STOCKHOLDERS’ EQUITY

The company is authorized to issue 10,000,000 shares of preferred stock. None is currently outstanding.

Each outstanding share of the company’s common stock carries one-fourth of a stock purchase right. Under certain circumstances, each right may be exercised to purchase one one-thousandth of a share of the company’s participating cumulative preferred stock for $200. Under certain circumstances following the acquisition of 20% or more of the company’s outstanding common stock by an acquiring person (as defined in the rights agreement), each right (other than rights held by an acquiring person) may be exercised to purchase common stock of the company or a successor company with a market value of twice the $200 exercise price. The rights, which are redeemable by the company at one cent per right, expire in June 2008.

Changes in accumulated other comprehensive income are as follows (millions of dollars):

	Pension Liability Adjustment	Changes in Available-for-Sale Investments	Total
Balance, December 31, 1998	$(180)	$475	$295
Annual adjustments	132	1,857	1,989
Tax effect of above	—	(649)	(649)
Reclassifications of realized transactions, net of tax of $43 million	—	(82)	(82)

Balance, December 31, 1999	(48)	1,601	1,553
Annual adjustments	27	246	273
Tax effect of above	—	(87)	(87)
Tax valuation allowance reduction	15	—	15
Reclassification of realized transactions, net of tax of $636 million	—	(1,180)	(1,180)

Balance, December 31, 2000	(6)	580	574
Annual adjustments	(138)	(350)	(488)
Tax effect of above	51	122	173
Reclassification of realized transactions, net of tax benefit of $6 million	—	10	10

Balance, December 31, 2001	$(93)	$362	$269

RESEARCH AND DEVELOPMENT

Research and development (R&D) expense totaled $1598 million in 2001, $1747 million in 2000 and $1379 million in 1999.

Acquisition-related purchased in-process R&D charges were zero in 2001, $112 million in 2000 and $79 million in 1999. These charges were for R&D from business purchase acquisitions. Values for acquired in-process R&D (purchased R&D) were determined at the acquisition date based upon the appraised value of the related developmental projects. Purchased R&D projects were assessed, analyzed and valued using the Exclusion Approach within the context and framework articulated by the Securities and Exchange Commission.

Major assumptions, detailed in the table below, used in determining the value of significant purchased R&D included the discount rate, the estimated beginning date of projected operating cash flows, and the remaining cost and time, in engineer-months, to complete the R&D projects. The term “engineer-month” refers to the average amount of research work expected to be performed by an engineer in a month.

The relative stage of completion and projected operating cash flows of the underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of the purchased R&D. Such uncertainties could give rise to unforeseen budget over-runs and/or revenue shortfalls in the event that TI is unable to successfully complete and commercialize the projects. TI management is primarily responsible for estimating the value of the purchased R&D in all acquisitions accounted for under the purchase method. TI expects to essentially meet its original return expectations for the projects.

Millions of Dollars
									Cost/time to complete R&D projects
Entity acquired	Acquisition date	Consideration	Goodwill	Other intan-gibles	Deferred compensation	Purchased in-process R&D charge	R&D focus	Discount rate	At acquisition	At Dec. 2001	Year cash flows projected to begin
Alantro Communications, Inc.	Third quarter 2000	$277	$148	$81	$32	$52	Wireless networking technology for home and office	24%	$4/256 engineer months	$1/55 engineer months	2002
Dot Wireless, Inc.	Third quarter 2000	$467	$302	$46	$119	$60	Architecture for third generation (3G) wireless devices for delivering voice and high-speed data to mobile users	20%	$3/172 engineer months	Project completed	2003
Butterfly VLSI, Ltd.	First quarter 1999	$52	$33	$5	—	$10	Short distance wireless technology for voice- plus-data transmission products	25%	$5/264 engineer months	Project completed	2000
Libit Signal Processing Ltd.	Second quarter 1999	$365	$207	$106	—	$52	Silicon solutions and Internet telephony software for cable modems, etc. for Internet access	22%	$5/492 engineer months	Project completed	2000
Integrated Sensor Solutions, Inc.	Third quarter 1999	$67	$32	$11	—	$16	Intelligent sensors for auto/ind. markets	25%	$4/233 engineer months	Project completed	2000

OTHER INCOME (EXPENSE) NET

	Millions of Dollars
	2001	2000	1999
Interest income	$184	$296	$182
Other income (expense) net	33	2,018	221

Total	$217	$2,314	$403

Other income in 2001 included gains of $91 million from the sale of several equity investments partially offset by investment write-downs of $80 million for declines in value judged to be other-than-temporary. Also included are gains of $9 million from the sale of two facilities.

Other income in 2000 included investment gains of $1636 million from the sale of Micron common stock. Other income in 2000 also included $88 million from recognition of a gain on the 1998 sale of the memory business to Micron. Gain recognition had been deferred pending repayment of the remaining TI-provided financing to Micron, which occurred in 2000.

Other income in 1999 included gains of $125 million from the sale of several equity investments.

STOCK OPTIONS

The company has stock options outstanding to participants under the Texas Instruments 2000 Long-Term Incentive Plan, approved by stockholders in 2000. Options are also outstanding under the 1996 Long-Term Incentive Plan, the Texas Instruments Long-Term Incentive Plan and the 1988 Stock Option Plan. However, no further options may be granted under these plans. Under all these stockholder-approved plans, unless the options are acquisition-related replacement options, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Substantially all the options have a 10-year term. Options granted subsequent to 1996 generally vest ratably over four years.

Under the 2000 Long-Term Incentive Plan, the company may grant stock options, including incentive stock options; restricted stock and restricted stock units; performance units; and other stock-based awards. The plan provides for the issuance of 120,000,000 shares of the company’s common stock; in addition, if any award under the 1996 Long-Term Incentive Plan, the Long-Term Incentive Plan, or the 1988 Stock Option Plan terminates, then any unissued shares subject to the terminated award become available for granting awards under the 2000 Long-Term Incentive Plan. No more than 13,400,000 shares of common stock may be awarded as restricted stock, restricted stock units or other stock-based awards under the plan. In 2001, 2000 and 1999, 307,000, 215,500 and 636,000 shares of restricted stock units were granted, which have a minimum vesting period of three years from date of grant (weighted-average award-date value of $37.69, $54.44 and $27.87 per share). Compensation expense for restricted stock units totaled $12 million, $5 million and $11 million in 2001, 2000 and 1999.

The company also has stock options outstanding under the Employee Stock Purchase Plan, approved by stockholders in 1997. The plan provides for options to be offered semiannually to all eligible employees in amounts based on a percentage of the employee’s compensation. The option price per share is 85 percent of the fair market value on the date of grant or on the exercise date, whichever is lower. If the optionee authorizes and does not cancel payroll deductions, options granted are automatically exercised seven months after the date of grant.

Under the Stock Option Plan for Non-Employee Directors adopted in April 1998, the company grants stock options to each non-employee director once a year, in the period beginning January 1999 and extending through 2003. Each grant is an option to purchase 5,000 shares (10,000 shares beginning January 2001) with an option price equal to fair market value on the date of grant.

Stock option transactions during 2001, 2000 and 1999 were as follows:

	Long-Term Incentive and Stock Option Plans	Weighted- Average Exercise Price	Employee Stock Purchase Plan	Weighted- Average Exercise Price
Balance, Dec. 31, 1998	123,521,227	$8.12	4,595,296	$11.15
Granted	35,217,994	25.52	4,127,756 *	26.03
Granted, acquisition-related.	4,259,648	2.59	—	—
Forfeited	(2,943,835)	14.03	(187,378)	15.66
Expired	—	—	—	—
Exercised**	(23,033,184)	5.61	(5,950,882)	13.23

Balance, Dec. 31, 1999	137,021,850	12.90	2,584,792	36.21
Granted	28,464,550	54.33	2,090,018 *	63.74
Granted, acquisition-related.	438,509	5.63	—	—
Forfeited	(3,978,272)	28.59	(543,448)	63.37
Expired	—	—	—	—
Exercised**	(17,093,818)	8.12	(3,027,926)	41.00

Balance, Dec. 31, 2000	144,852,819	20.67	1,103,436	59.66
Granted	35,259,646	41.53	4,509,074 *	28.71
Forfeited	(5,471,203)	36.86	(770,142)	46.36
Expired	—	—	—	—
Exercised**	(10,210,661)	9.63	(3,182,703)	35.47

Balance, Dec. 31, 2001	164,430,601	$25.30	1,659,665	$28.14

* Excludes	options offered but not accepted.
** Includes	previously unissued shares and treasury shares of 7,049,648 and 6,343,716; 18,448,817 and 1,672,927; and 24,296,441 and 4,687,625; for 2001, 2000 and 1999.

In accordance with the terms of APB No. 25, the company records no compensation expense for its non-acquisition-related stock option awards. As required by SFAS No. 123, the company provides the following disclosure of hypothetical values for these awards. The weighted-average grant-date value of options granted during 2001, 2000 and 1999 was estimated to be $23.32, $30.50 and $12.77 under the 2000 Long-Term Incentive Plan and the 1996 Long-Term Incentive Plan (Long-Term Plans) and $10.72, $21.01 and $7.04 under the Employee Stock Purchase Plan (Employee Plan). These values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: expected dividend yields of .20%, .16% and .32% (Long-Term Plans) and .26%, .11% and .30% (Employee Plan); expected volatility of 55%, 51% and 43%; risk-free interest rates of 5.20%, 6.66% and 5.33% (Long-Term Plans) and 3.30%, 6.30% and 5.07% (Employee Plan); and expected lives of 6 years (Long-Term Plans) and .58 years (Employee Plan). Had compensation expense been recorded based on these hypothetical values, the company’s 2001 net loss would have been $510 million, or loss per share of $0.29. A similar computation for 2000 and 1999 would have resulted in net income of $2796 million and $1303 million, or diluted earnings per share of $1.57 and $0.74. Because options vest over several years and additional option grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.

Summarized information about stock options outstanding under the Long-Term Plans at December 31, 2001, is as follows:

OPTIONS OUTSTANDING				OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding At Dec. 31, 2001	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable At Dec. 31, 2001	Weighted- Average Exercise Price
$ .01 to 8.43	27,794,770	3.4 years	$4.23	25,050,350	$4.57
8.44 to 25.29	73,677,227	6.2	15.45	51,591,476	13.62
25.30 to 50.59	41,278,685	9.1	40.41	3,032,474	34.49
50.60 to 84.32	21,679,919	8.0	57.04	5,455,206	57.17

$ .01 to 84.32	164,430,601	6.7 years	$25.30	85,129,506	$14.49

At December 31, 2001, the stock options outstanding under the Employee Plan have an exercise price of $28.14 or 85% of the fair market value of the company’s common stock on April 1, 2002 (the date of automatic exercise), whichever is lower. Of the total outstanding options, none are exercisable at year-end 2001.

At year-end 2001, 124,846,188 shares were available for future grants under the 2000 Long-Term Incentive Plan and 20,745,223 shares under the Employees Stock Purchase Plan. As of year-end 2001, 289,276,784 shares were reserved for issuance under the company’s stock option and incentive plans and 22,404,888 shares were reserved for issuance under the Employee Stock Purchase Plan.

In 1997, the company began a stock repurchase program with the goal of reducing the potential dilutive effect of shares to be issued upon the exercise of stock options under the Employee Stock Purchase Plan and the 1996 Long-Term Incentive Plan and predecessor long-term incentive plans. In 1999, as part of the process for the company’s acquisition of Telogy Networks, Inc. to qualify as a pooling of interests for accounting purposes, the TI board of directors rescinded the share repurchase program associated with all plans except the Employee Stock Purchase Plan. In 2001, the TI board of directors approved the repurchase of up to 17 million additional shares of the company’s common stock. The repurchases are intended to neutralize the potential dilutive effect of shares expected to be issued upon the exercise of stock options under the company’s long-term incentive plans and Employee Stock Purchase Plan. Treasury shares acquired in connection with the repurchase program and other stock transactions in 2001, 2000 and 1999 were 11,554,324 shares, 1,880,220 shares and 3,905,177 shares. Previously unissued common shares issued for restricted stock units under the 1996 Long-Term Incentive Plan and predecessor long-term incentive plans in 2001, 2000 and 1999 were 100,000 shares, 404,000 shares and 41,060 shares. Treasury shares issued upon exercise of restricted stock units issued under the Texas Instruments Restricted Stock Unit Plan for Directors in 2001, 2000 and 1999 were 22,880 shares, 11,440 shares, and zero shares. Treasury shares issued upon exercise of stock options issued under the Texas Instruments Stock Option Plan for Non-employee Directors in 2001, 2000 and 1999 were 10,000 shares, 9,000 shares and zero shares.

RETIREMENT AND INCENTIVE PLANS

The company provides various retirement plans for employees including pension, savings and deferred profit sharing plans. Incentive plans include profit sharing payments and annual performance awards.

U.S. Retirement Plans:    The company provides a defined contribution plan whereby the company contributes 2% of an employee’s earnings, and a matched savings program whereby an employee’s contribution, up to 4% of the employee’s earnings, is matched by the company in cash at a dollar-per-dollar rate. The contributions may be invested at the employee’s discretion in several investment funds including TI common stock.

In lieu of the plan described above, most U.S. employees hired prior to December 1, 1997, elected during a 1997 selection period to remain in a prior TI plan. In that plan the company provides a matched savings program whereby an employee’s contribution, up to 4% of the employee’s earnings (subject to statutory limitations), is matched by the company in cash at the rate of 50 cents per dollar. Available investments are the same as above. Also provided is a defined benefit plan with benefits based on an employee’s years of service and highest five consecutive years of compensation.

Certain profit sharing plans worldwide provide that, depending on the individual plan, a portion of the profit sharing earned by employees is contributed to a deferred plan. Prior to 1999, 50% of profit sharing earned by U.S. employees was deferred; beginning in 1999, none is deferred. Several investment options are made available to employees for deferred amounts, including TI common stock. While the board of directors of the company has authorized the issuance of 36,935,344 shares of previously unissued TI common shares for deferred profit sharing and savings plans worldwide, none has been issued in the three years ended December 31, 2001. Instead, the trustees of these plans worldwide have purchased outstanding TI common shares: 16,779,770 shares in 2001, 16,199,007 shares in 2000 and 23,929,068 shares in 1999.

The company’s aggregate expense for U.S. employees under the defined contribution, deferred profit sharing and matched savings plans was $51 million in 2001, $50 million in 2000 and $39 million in 1999.

The company’s U.S. employees are currently eligible to receive, during retirement, specified company-paid medical benefits. The plan is contributory and premiums are adjusted annually. For employees retiring on or after January 5, 1993, the company has specified a maximum annual amount per retiree, based on years of service, that it will pay toward retiree medical premiums. For employees who retired prior to that date, the company maintains a consistent level of cost sharing between the company and the retiree. Effective January 1, 1998, new employees are eligible for retiree medical benefits when they reach 20 years of service, regardless of age. For a 15-year transition period, employees hired prior to 1998 qualify for eligibility under either the 20-year rule or the previous requirement, which was based upon retirement eligibility under the defined benefit pension plan. Effective January 1, 2001, new employees will be responsible for the cost. Coverage eligibility is only available at termination, i.e., no subsequent election to participate is allowable.

Expense of the U.S. defined benefit and retiree health care benefit plans was as follows:

	Millions of Dollars
	Defined Benefit			Retiree Health Care
	2001	2000	1999	2001	2000	1999
Service cost	$24	$27	$35	$3	$3	$3
Interest cost	43	44	49	27	25	23
Expected return on plan assets	(46)	(46)	(42)	(24)	(4)	—
Amortization of prior service cost	2	2	1	—	—	—
Amortization of transition obligation	(1)	(4)	(4)	—	—	—
Recognized net actuarial (gain) loss	1	(3)	1	—	—	—

Total	$23	$20	$40	$6	$24	$26

Settlement and curtailment gains (losses) of the U.S. defined benefit plan recognized in 2001, 2000 and 1999 were $2 million and $1 million; $8 million and $1 million; and zero and zero. For the retiree health care benefit plan they were zero and zero; zero and $6 million; and zero and zero. For the U.S. defined benefit plan, special termination benefits of $33 million and $1 million were recognized in 2001 and 2000. For the retiree health care benefit plan, special termination benefits of $18 million were recognized in 2001. The special termination benefits recognized in 2001 were related to an enhanced voluntary retirement offering and the special termination benefits recognized in 2000 were related to the closing of a facility in Kentucky.

Obligation and asset data for the U.S. defined benefit and retiree health care benefit plans at December 31 were as follows:

	Millions of Dollars
	Defined Benefit		Retiree Health Care
	2001	2000	2001	2000
Change in benefit obligation:
Benefit obligation at beginning of year	$636	$582	$371	$341
Service cost	24	27	3	3
Interest cost	43	44	27	25
Participants’ contributions	—	—	12	8
Benefits paid	(72)	(67)	(39)	(42)
Plan amendments	—	6	(31)	—
Actuarial (gain) loss	62	73	(47)	42
Settlements	(128)	(29)	—	—
Curtailments	15	(1)	(2)	(6)
Special termination benefit	33	1	18	—

Benefit obligation at end of year	613	636	312	371

Change in plan assets:
Fair value of plan assets at beginning of year	612	552	306	—
Actual return on plan assets	(66)	15	(8)	(7)
Employer contribution	82	134	—	313
Benefits paid	(61)	(63)	(34)	—
Settlements	(128)	(26)	—	—

Fair value of plan assets at end of year	439	612	264	306

Funded status	(174)	(24)	(48)	(65)
Unrecognized net actuarial (gain) loss	121	(71)	21	38
Unrecognized prior service cost	3	6	(32)	(1)
Unrecognized transition obligation	—	(1)	—	—

Accrued retirement at December 31	(50)	(90)	(59)	(28)
Less current portion	—	(19)	—	5

Accrued U.S. retirement costs	$(50)	$(109)	$(59)	$(23)

The U.S. defined benefit and retiree health care obligations were determined using assumed discount rates of 7.50% from January 1 through April 30 and 7.25% from May 1 through December 31 for 2001, and 7.5% for 2000. The assumed average long-term pay progression rate was 4.35%. The assumed long-term rate of return on plan assets was 9.0%. Accrued retirement at December 31, 2001, includes projected benefit obligation of $609 million and accumulated benefit obligations of $482 million, versus plan assets of $439 million for three plans whose obligations exceed their assets. The retiree health care benefit obligation was determined using health care cost trend rates of 10.0% for 2002 decreasing by 1% each year until 2007 where the rate is 5% and then for 2008 and all future years the ultimate rate of 4.5% is used. Increasing (decreasing) the health care cost trend rates by one percentage point would have increased (decreased) the retiree health care benefit obligation at December 31, 2001, by $14 million/$(13) million and 2001 plan expense by $1 million/$(1) million.

Non-U.S. Retirement Plans:    Retirement coverage for non-U.S. employees of the company is provided, to the extent deemed appropriate, through separate plans. Defined retirement benefits are based on an employee’s years of service and compensation, generally during a fixed number of years immediately prior to retirement.

Certain non-U.S. locations provide for deferral of profit sharing amounts with contributions generally invested in TI common stock. The related expense for these contributions was zero in 2001, $13 million in 2000 and $10 million in 1999.

Expense of the non-U.S. defined benefit plans was as follows:

	Millions of Dollars
	2001	2000	1999
Service cost	$58	$57	$56
Interest cost	35	37	31
Expected return on plan assets	(42)	(43)	(43)
Amortization of prior service cost	1	1	1
Amortization of transition obligation	2	2	2
Recognized net actuarial loss	8	10	18

Total	$62	$64	$65

Settlement and curtailment gains (losses) of the non-U.S. defined benefit plans recognized in 2001, 2000 and 1999 were $(11) million and zero; $(2) million and zero; and $(3) million and zero.

Obligation and asset data for the non-U.S. defined benefit plans at September 30 were as follows:

	Millions of Dollars
	2001	2000
Change in benefit obligation:
Benefit obligation at beginning of year	$1,231	$1,193
Service cost	58	57
Interest cost	35	37
Benefits paid	(45)	(29)
Actuarial (gain) loss	(74)	(14)
Settlements	(29)	—
Curtailments	(18)	(13)

Benefit obligation at end of year	1,158	1,231

Change in plan assets:
Fair value of plan assets at beginning of year	777	750
Actual return on plan assets	(71)	79
Employer contribution	44	37
Benefits paid	(44)	(27)
Settlements	(29)	—
Actuarial gain (loss)	(27)	(62)

Fair value of plan assets at end of year	650	777

Funded status	(508)	(454)
Unrecognized net actuarial loss	295	233
Unrecognized prior service cost	5	6
Unrecognized transition obligation	5	6
Adjustments from Sept. 30 to Dec. 31	(2)	6

Net non-U.S. amount recognized	$(205)	$(203)

Amounts recognized in the balance sheet consist of:
Accrued retirement, current	$(5)	$(5)
Accrued retirement, noncurrent	(377)	(245)
Prepaid benefit cost	16	18
Intangible asset	4	6
Accumulated other comprehensive income	157	23

Total	$(205)	$(203)

The range of assumptions used for the non-U.S. defined benefit plans reflects the different economic environments within the various countries. The defined benefit obligations were determined as of September 30 using a range of assumed discount rates of 2.25% to 6.0% and a range of assumed average long-term pay progression rates of 3.0% to 5.0%. The range of assumed long-term rates of return on plan assets was 5.0% to 6.0%. Accrued retirement at September 30, 2001 and 2000, includes projected benefit obligations of $970 million and $1043 million, and accumulated benefit obligations of $795 million and $808 million, versus plan assets of $487 million and $578 million, for three plans whose obligations exceed their assets.

RESTRUCTURING ACTIONS

In the first quarter of 2001, the company recorded net pretax charges of $50 million, of which $11 million was for severance cost for 241 first-quarter employee acceptances under the U.S. voluntary retirement program, $16 million was for severance cost for restructuring actions affecting 261 employees in international Semiconductor locations, and $25 million relates to the closing of a Semiconductor manufacturing facility in Santa Cruz, California. Of the $25 million charge, $16 million was for severance cost for 600 employees and $5 million was for acceleration of depreciation over the remaining service life of the facility. Of the $50 million, $44 million is included in cost of revenues, $7 million is in selling, general and administrative expense, $2 million is in research and development expense, and $3 million is in other income.

In the second quarter of 2001, the company recorded net pretax charges of $252 million, of which $214 million was severance cost for the worldwide cost-reduction program affecting 3778 employees and $35 million relates to restructuring charges for the closing of three Semiconductor facilities (Merrimack, New Hampshire; Tustin, California; and Santa Cruz, California) affecting an additional 559 employees. Of the $35 million charge, $14 million was for severance cost and $16 million was for acceleration of depreciation over the remaining service life of the facilities. Of the $252 million, $162 million is included in cost of revenues, $84 million is in selling, general and administrative expense and $6 million is in research and development expense.

In the third quarter of 2001, the company recorded net pretax charges of $37 million, of which $19 million was severance cost for the worldwide cost-reduction program affecting 285 employees and $16 million relates to restructuring charges for the closing of three Semiconductor facilities (Santa Cruz, California; Merrimack, New Hampshire; and Tustin, California). Of the $16 million, $15 million was for the acceleration of depreciation over the remaining service life of the facilities. Of the $37 million, $27 million is included in cost of revenues, $8 million is in selling, general and administrative expense and $2 million is in research and development expense.

In the fourth quarter of 2001, the company recognized a gain of $9 million in other income from the sale of two facilities and recorded net special charges of $18 million, of which $14 million is for restructuring charges primarily related to the closing of the Semiconductor manufacturing facility in Merrimack, New Hampshire, and $4 million is severance cost for the worldwide cost reduction program. Of the $14 million, $9 million is for acceleration of depreciation over the remaining service life of the facility. Of the $18 million net special charges, $14 million is included in cost of revenues, $3 million is in research and development expense and $1 million is in selling, general and administrative expense. As of December 31, 2001, $229 million of the $293 million aggregate severance cost obligations for the 2001 worldwide cost reduction and restructuring actions affecting a total of 5724 employees had been paid. The Tustin, California facility was sold in fourth quarter 2001, and the Santa Cruz, California and Merrimack, New Hampshire facilities are being marketed for sale in 2002.

In the first quarter of 2000, the company recorded net pretax charges of $29 million, associated with actions including the closing of the Sensors & Controls manufacturing facility in Versailles, Kentucky, and TI’s acquisition of Toccata Technology ApS. Of the $29 million charge, $12 million was for severance for the elimination of 480 jobs in Kentucky. As of December 31, 2001, $10 million of severance costs had been paid. Of the $29 million charge, $20 million is included in cost of revenues, $6 million is in selling, general and administrative expense, and $3 million is in research and development expense.

In the third quarter of 2000, the company recorded net pretax charges of $10 million for several Semiconductor and Sensors & Controls restructuring and other actions in the U.S., Japan and Europe. Of the $10 million, asset abandonment charges were $17 million, gains from asset sales were $9 million, escrow pricing refunds from a prior memory manufacturing joint venture were $17 million and severance charges were $19 million. The severance actions affected 432 jobs. As of December 31, 2001, $17 million of the severance costs had been paid. Of the $10 million net charge, $12 million is included in cost of revenues, $9 million is in other income and $7 million is in selling, general and administrative expense.

In the fourth quarter of 2000, the company recorded a net pretax charge of $3 million, included in selling, general and administrative expense, for a severance action by Educational & Productivity Solutions affecting 51 jobs in Europe and the U.S. At year-end 2001, this program was complete.

In the first quarter of 1999, the company announced a consolidation of Semiconductor manufacturing operations in Japan to improve manufacturing efficiencies and reduce costs. This action resulted in a net pretax charge of $14 million, of which $13 million was for severance for the elimination of 153 jobs in Hatogaya, Japan, and $1 million was for other related costs. Of the $14 million charge, $11 million is included in cost of revenues and $3 million is in selling, general and administrative expense. In the third quarter of 1999, additional severance actions were taken for this program. This resulted in a net pretax charge of $7 million, included in cost of revenues, for the elimination of an additional 105 jobs in Hatogaya, Japan. At year-end 1999, this program was complete.

In the third quarter of 1999, severance actions were taken by TI’s Semiconductor operations in the U.S. These actions, taken in response to the continuing downturn in the hard disk drive marketplace, affected 206 jobs. As a result, TI took a net pretax charge of $12 million, of which $9 million was for severance, $2 million was for fixed asset write-downs for assets held for disposal, and $1 million was for vendor obligations. The fixed assets were to be sold for scrap value and were therefore written down to zero, their sales value. Of the $12 million charge, $10 million is included in cost of revenues and $2 million is in selling, general and administrative expense. At year-end 2000, this program was complete. In the fourth quarter of 1999, TI acquired Unitrode Corporation (Unitrode), which was accounted for as a pooling of interests. In the third quarter of 1999, Unitrode had recorded a $4 million charge, included in selling, general and administrative expense, primarily for severance to former executives. The amount was paid that quarter.

Set forth below is a reconciliation of individual restructuring accruals (in millions of dollars).

			1999			2000			2001
Description*	Total	Balance, prior actions primarily severance and business divestiture-related	SC operation closing in Japan	SC cost reduction action in U.S.	Unitrode severance action	S&C site closing	SC and S&C actions	E&PS severance action	Voluntary/ involuntary program in U.S.	SC site closings in U.S.	SC international restructuring actions
BALANCE, DECEMBER 31, 1998	$165	$165
CHARGES:
Severance	33		$20	$9	$4
Vendor and warranty obligations	1			1
Asset write-downs	2			2
Various charges	1		1
DISPOSITIONS:
Severance payments	(86)	(59)	(19)	(4)	(4)
Vendor and warranty obligation payments	(2)	(2)
Grant repayment	(6)	(6)
Non-cash write-down of assets	(2)			(2)
Various payments	(11)	(11)
Change in estimates	(19)	(19)

BALANCE, DECEMBER 31, 1999	76	68	2	6	—

CHARGES:
Severance	34					$12	$19	$3
Various charges	1					1
DISPOSITIONS:
Severance payments	(26)	(13)		(3)		(1)	(9)
Various payments	(2)	(2)
Change in estimates	(13)	(7)	(2)	(3)		(1)

BALANCE, DECEMBER 31, 2000	70	46	—	—	—	11	10	3

CHARGES:
Severance	293								$149	$31	$113
Asset write-downs	46									46
Various charges	18								4	11	3
DISPOSITIONS:
Severance payments	(258)	(9)				(9)	(8)	(3)	(136)	(16)	(77)
Non-cash write-down of assets	(46)									(46)
Various payments	(3)									(3)
Change in estimates	(1)						(1)

BALANCE, DECEMBER 31, 2001	$119	$37	$—	$—	$—	$2	$1	$—	$17	$23	$39

*Abbreviations
SC	= Semiconductor Business
S&C  =   Sensors & Controls Business
E&PS =   Educational & Productivity Solutions Business

BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

Texas Instruments develops, manufactures and sells a variety of products used in the commercial electronic and electrical equipment industry, primarily for industrial and consumer markets.

TI has three principal businesses:    Semiconductor, Sensors & Controls and Educational & Productivity Solutions. Each of these is a business segment, with its respective financial performance detailed in this report.

Semiconductor consists of digital signal processors, analog integrated circuits, standard logic devices, application-specific integrated circuits, reduced instruction-set computing microprocessors, microcontrollers and digital imaging devices. They are sold to original-equipment manufacturers, contract manufacturers and distributors.

Sensors & Controls consists primarily of electrical and electronic controls, sensors and radio frequency identification systems. They are sold to original-equipment manufacturers and distributors.

Educational & Productivity Solutions includes graphing and educational calculators, which are marketed primarily through retailers and to schools through instructional dealers.

Operating profits of the three principal businesses exclude the effects of special charges and gains, but include the effects of profit sharing. Beginning in 2000, management decided to assess profit performance of its business segments excluding the effect of acquisition-related amortization. Business segment operating profit amounts for 2001 and 2000 exclude this amortization, which totals $229 million and $160 million. Business segment operating profit for 1999 includes this amortization, which totals $69 million. The results for Semiconductor include the effects of all royalty revenue from semiconductor-related cross-license agreements. Business assets are the owned or allocated assets used by each business.

Included in corporate activities are general corporate expenses, elimination of intersegment transactions (which are generally intended to approximate market prices), and royalty revenue from computer-related cross-license agreements. Assets of corporate activities include unallocated cash, short-term investments, noncurrent investments and deferred income taxes.

Divested activities include the historical operating results and assets of the materials portion of Sensors & Controls (sold in 2000), memory (sold in 1998) and other smaller divestitures.

Business Segment Net Revenues

	Millions of Dollars
	2001	2000	1999
Semiconductor
Trade	$6,767	$10,267	$8,215
Intersegment	17	17	16

	6,784	10,284	8,231

Sensors & Controls
Trade	955	1,029	911
Intersegment	3	1	1

	958	1,030	912

Educational & Productivity Solutions
Trade	465	446	484
Corporate activities	(18)	3	(8)
Divested activities	12	112	140

Total	$8,201	$11,875	$9,759

Business Segment Profit (Loss)
	Millions of Dollars
	2001	2000	1999
Semiconductor	$(155)	$2,607	$1,894
Sensors & Controls	192	191	151
Educational & Productivity Solutions	132	111	106
Corporate activities	(170)	(234)	(285)
Special charges/gains and acquisition-related amortization, net of applicable profit sharing	(575)	1,429	(163)
Interest on loans/other income (expense) net, excluding 2001 net gains of $11, 2000 net gains of $1,791 and 1999 net losses of $1 included above in Special charges/gains and acquisition-related amortization	144	447	328
Divested activities	6	27	51

Income (loss) before income taxes and cumulative effect of an accounting change	$(426)	$4,578	$2,082

Details of special charges and gains are as follows:

	Millions of Dollars
	2001	2000	1999
Voluntary/involuntary program in U.S	$(153)	$—	$—
Semiconductor site closings in U.S	(88)	—	—
International restructuring actions	(116)	—	—
Semiconductor and Sensors & Controls restructuring and other actions, of which $11 was included in other income (expense) net	—	(41)	—
Gain on sale of Micron stock	—	1,636	—
Gain on sale of the memory business	—	88	—
Gain on sale of the materials operation	—	56	—
Semiconductor restructuring	—	—	(33)
Acquisition-related amortization	(229)	(160)	—
Purchased in-process R&D charges	—	(112)	(79)
Pooling of interests transaction costs	—	(50)	(101)
Other	11	12	50

Total	$(575)	$1,429	$(163)

Business Segment Assets
	Millions of Dollars
	2001	2000	1999
Semiconductor	$6,934	$8,228	$6,534
Sensors & Controls	415	499	459
Educational & Productivity Solutions	94	124	150
Corporate activities	8,336	8,869	8,193
Divested activities	—	—	91

Total	$15,779	$17,720	$15,427

Business Segment Property, Plant and Equipment Additions and Depreciation

	Millions of Dollars
Additions	2001	2000	1999
Semiconductor	$1,699	$2,615	$1,308
Sensors & Controls	29	65	38
Educational & Productivity Solutions	1	1	2
Corporate activities	61	78	46
Divested activities	—	3	4

Total	$1,790	$2,762	$1,398

	Millions of Dollars
Depreciation	2001	2000	1999
Semiconductor	$1,461	$1,115	$900
Sensors & Controls	43	45	41
Educational & Productivity Solutions	1	1	1
Corporate activities	94	49	56
Divested activities	—	6	7

Total	$1,599	$1,216	$1,005

The following geographic area data include trade revenues, based on product shipment destination and royalty payor location, and property, plant and equipment based on physical location:

Geographic Area Net Trade Revenues
	Millions of Dollars
	2001	2000	1999
United States	$2,284	$3,209	$3,213
Japan	1,430	2,119	1,873
Rest of world	4,487	6,547	4,673

Total	$8,201	$11,875	$9,759

Geographic Area Property, Plant and Equipment (Net)
	Millions of Dollars
	2001	2000	1999
United States	$3,940	$3,825	$2,918
Japan	577	634	392
Rest of world	1,072	988	623

Total	$5,589	$5,447	$3,933

INCOME TAXES

Income (Loss) before Provision (Benefit) for Income Taxes and Cumulative Effect of an Accounting Change

	Millions of Dollars
	U.S.	Non-U.S.	Total
2001	$(791)	$365	$(426)
2000	3,944	634	4,578
1999	1,396	686	2,082

Provision (Benefit) for Income Taxes

	Millions of Dollars
	U.S. Federal	Non-U.S.	U.S. State	Total
2001
Current	$(417)	$173	$—	$(244)
Deferred	(55)	71	3	19

Total	$(472)	$244	$3	$(225)

2000
Current	$1,119	$328	$51	$1,498
Deferred	91	(98)	—	(7)

Total	$1,210	$230	$51	$1,491

1999
Current	$329	$285	$25	$639
Deferred	(20)	12	—	(8)

Total	$309	$297	$25	$631

Principal reconciling items from income tax computed at the statutory federal rate follow.

	Millions of Dollars
	2001	2000	1999
Computed tax at statutory rate	$(149)	$1,602	$729
Non-deductible acquisition-related costs	54	74	28
Effect of non-U.S. rates	(6)	(102)	(61)
Research and experimental tax credits	(62)	(64)	(54)
Effect of U.S. state income taxes	—	33	11
U.S. tax benefits on foreign sales	(30)	(2)	(29)
Other	(32)	(50)	7

Total provision (benefit) for income taxes	$(225)	$1,491	$631

Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability. The remaining undistributed earnings (approximately $1137 million at December 31, 2001) have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

The primary components of deferred income tax assets and liabilities at December 31 were as follows:

	Millions of Dollars
	2001	2000
Deferred income tax assets:
Accrued retirement costs (pension and retiree health care)	$218	$208
Inventories and related reserves	269	301
Accrued expenses	353	332
Deferred loss and tax credits	260	29
Other	61	87

	1161	957
Less valuation allowance	(13)	(16)

	1148	941

Deferred income tax liabilities:
Investments	(195)	(313)
Property, plant and equipment	(213)	(201)
Intangibles	(72)	(117)
International earnings	2	(3)
Other	(26)	(75)

	(504)	(709)

Net deferred income tax asset	$644	$232

As of December 31, 2001 and 2000, the net deferred income tax asset of $644 million and $232 million was presented in the balance sheet, based on tax jurisdiction, as deferred income tax assets of $975 million and $701 million and deferred income tax liabilities of $(331) million and $(469) million. The valuation allowance shown above reflects the company’s ongoing assessment regarding the realizability of certain U.S. and non-U.S. deferred income tax assets. While these assets are not assured of realization, the balance of the deferred income tax assets is considered realizable based on carryback potential and existing taxable temporary differences.

The company has aggregate U.S. and non-U.S. tax loss carryforwards of approximately $39 million. Of this amount, $37 million expires through the year 2015, and $2 million of the loss carryforwards has no expiration.

Income taxes paid were $81 million, $1222 million and $425 million for 2001, 2000 and 1999.

RENTAL EXPENSE AND LEASE COMMITMENTS

Rental and lease expense was $162 million in 2001, $161 million in 2000 and $154 million in 1999. The company conducts certain operations in leased facilities and also leases a portion of its data processing and other equipment. The lease agreements frequently include purchase and renewal provisions and require the company to pay taxes, insurance and maintenance costs.

            At December 31, 2001, the company was committed under noncancelable leases with minimum rentals in succeeding years as follows:

Millions of Dollars
2002	$74
2003	83
2004	28
2005	24
2006	18
Thereafter	98

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors
Texas Instruments Incorporated

We have audited the accompanying consolidated balance sheets of Texas Instruments Incorporated and subsidiaries (the Company) at December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Instruments Incorporated and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in the Accounting Policies and Procedures footnote to the financial statements, in 2000 the Company changed its method of accounting for revenue recognition.

Dallas, Texas
January 28, 2002

Summary of Selected Financial Data

	Millions of Dollars, Except Per-share Amounts
Years Ended December 31,	2001	2000	1999	1998	1997
Net revenues	$8,201	$11,875	$9,759	$8,875	$10,224
Operating costs and expenses	8,783	9,536	8,004	8,419	9,514

Profit (loss) from operations	(582)	2,339	1,755	456	710
Other income (expense) net	217	2,314	403	301	201
Interest on loans	61	75	76	76	94

Income (loss) before provision for income taxes and cumulative effect of an accounting change	(426)	4,578	2,082	681	817
Provision (benefit) for income taxes	(225)	1,491	631	229	446

Income (loss) before cumulative effect of an accounting change	$(201)	$3,087	$1,451	$452	$371

Diluted earnings (loss) per common share before cumulative effect of an accounting change	$(.12)	$1.73	$.83	$.26	$.22

Basic earnings (loss) per common share before cumulative effect of an accounting change	$(.12)	$1.80	$.86	$.27	$.23

Dividends declared per common share	$.085	$.085	$.085	$.064	$.085
Average common and dilutive potential common shares outstanding during year, in thousands*	1,734,506	1,791,630	1,749,659	1,711,145	1,697,644

*	For the year ended December 31, 2001, dilutive potential common shares outstanding have been excluded due to the net loss for the period.

	Millions of Dollars
December 31,	2001	2000	1999	1998	1997
Working capital	$4,195	$5,302	$3,656	$2,914	$3,817
Property, plant and equipment (net)	5,589	5,447	3,933	3,543	4,343
Total assets	15,779	17,720	15,427	11,829	11,393
Long-term debt	1,211	1,216	1,099	1,031	1,287
Stockholders’ equity	11,879	12,588	9,578	7,010	6,344

Employees	34,724	42,481	39,597	38,064	46,341
Stockholders of record	29,985	30,043	27,706	30,659	30,935

See Notes to Consolidated Financial Statements and Management Discussion and Analysis of Financial Condition and Results of Operations.

Supplemental Financial Information

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

2001 RESULTS OF OPERATIONS COMPARED WITH 2000

2001 was a difficult year, but it ended on a more positive note than it started. Despite the harsh environment, TI made great strides in increasing its customer focus and technology leadership with aggressive R&D and equipment upgrades. TI is coming out of the downturn stronger. It is the only company shipping DSPs that operate at 600 megahertz, twice that of its nearest competitor. TI began shipping copper-based products, ramped up 130-nanometer process technology and installed its first 300-millimeter wafer production line. At the same time, TI maintained a strong balance sheet and took actions that cut about $600 million out of TI’s costs on an annualized basis. TI decreased accounts receivable to $1198 million, resulting in a reduction of days sales outstanding to 60, compared with 65 at the end of 2000. Days of inventory were reduced to a three-year low of 50, compared with 71 at the end of 2000.

TI’s fourth-quarter 2001 financial results were driven by the resumption of revenue growth in its Semiconductor business after three consecutive quarters of decline.

Summary of 2001 Financial Results

For the year 2001, TI reported the following:

•	Net revenue was $8201 million, down 31 percent from $11,875 million in 2000 due to the weak semiconductor market.

•	Semiconductor revenue was $6784 million, down 34 percent from $10,284 million in 2000 due to weakness across most Semiconductor product areas.

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Cost of revenue was $5824 million or 71% of revenue compared to $6120 million or 52% in 2000. Cost of revenues decreased primarily due to decreased Semiconductor revenue. Cost of revenue decreased less than revenue reflecting underutilization of Semiconductor manufacturing capacity.

•	Research and development (R&D) decreased to $1598 million, compared with $1747 million in 2000, primarily due to acquisition-related charges for in-process R&D in 2000.

•	Selling, general and administrative expense (SG&A) was $1361 million, down from $1669 million in 2000 primarily due to savings resulting from restructuring and spending controls.

•	Other income decreased $2097 million, primarily due to a gain on the sale of Micron common stock in the year 2000.

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The effective tax rate was 53 percent. Various tax benefits, such as the credit for research activities, combined with the statutory corporate rate and the company’s tax net operating loss, yielded an effective tax rate in excess of the 35 percent statutory corporate rate.

At December 31, 2001, the company had net deferred tax assets of $644 million primarily resulting from temporary differences between the book and tax basis of assets and liabilities. While these assets are not assured of realization, the company has conducted an assessment of the likelihood of realization and concluded that no significant valuation allowance is required. In reaching its conclusion, the company evaluated certain relevant criteria including the existence of (i) deferred tax liabilities that can be used to absorb deferred tax assets and (ii) taxable income in prior carryback years that can be used to absorb future net operating losses.

•	Orders were $6825 million, compared with $12,372 million in 2000, due to the weak semiconductor market.

Results for 2001 include special charges of $50 million net in the first quarter, of which $11 million was for first quarter acceptances under the U.S. voluntary retirement program, $16 million was severance cost for restructuring in international Semiconductor locations and $25 million was for the closing of a Semiconductor manufacturing facility in Santa Cruz, California; special charges of $252 million net in the second quarter, of which $214 million was severance cost for the worldwide cost-reduction program and $35 million relates to restructuring charges for the closing of three Semiconductor facilities (Merrimack, New Hampshire; Tustin, California; and Santa Cruz, California); a $68 million increase to the income tax provision in the second quarter to adjust to the expected tax rate for the year; special charges of $37 million net in the third quarter, of which $19 million was severance cost for the worldwide cost-reduction program and $16 million relates to restructuring charges for the closing of the three Semiconductor facilities named above; and in the fourth quarter, a gain of $9 million from the sale of two facilities and special charges of $18 million, of which $14 million was for restructuring charges primarily related to the closing of the Semiconductor manufacturing facility in Merrimack, New Hampshire and $4 million was severance cost for the worldwide cost-reduction program.

Also included in 2001 results was ongoing amortization of goodwill and other acquisition-related intangibles of $59 million in the first quarter; $58 million in the second quarter; $56 million in the third quarter; and $56 million in the fourth quarter.

Results for 2000 include special charges of $29 million net in the first quarter, associated with actions including the closing of the Sensors & Controls manufacturing facility in Versailles, Kentucky, and TI’s acquisition of Toccata Technology ApS; an investment gain of $1211 million in the second quarter from the sale of 20 million shares of Micron Technology, Inc. (Micron) common stock; in the third quarter, investment gains of $425 million from the sale of 5.6 million shares of Micron common stock, and special charges of $163 million of which $112 million was for purchased in-process R&D costs from the Dot Wireless, Inc. and Alantro Communications, Inc. acquisitions, $41 million was for pooling of interests transaction costs from the acquisition of Burr-Brown Corporation (Burr-Brown) and $10 million, net, for several Semiconductor and Sensors & Controls restructuring and other actions in the U.S., Japan and Europe; and in the fourth quarter, a gain, net of transaction and other costs, of $88 million from the sale of the memory business. Gain recognition had been previously deferred pending repayment (which occurred in the fourth quarter of 2000) of the remaining TI-provided financing for the 1998 sale of the memory business. The fourth quarter also includes a gain of $56 million from the sale of the materials portion of Sensors & Controls, a credit to the income tax provision of $69 million for deferred tax valuation allowance reductions, primarily in Japan, a charge of $3 million for a severance action by Educational & Productivity Solutions, and a charge of $9 million for additional pooling of interests transaction costs from the Burr-Brown acquisition.

Also included in 2000 results was ongoing amortization of goodwill and other acquisition-related intangibles of $25 million in the first quarter; $25 million in the second quarter; $41 million in the third quarter; and $68 million in the fourth quarter.

Additional information relating to these items appears below under the heading “Special Charges and Gains.”

Outlook

TI expects its revenue for the first quarter of 2002 will be about even with fourth quarter 2001.

Operating margin for the first quarter, excluding acquisition-related amortization and special charges and gains, is expected to be about negative 4 percent, an improvement of about 7 points over fourth quarter 2001, reflecting lower depreciation and steady inventory levels. As the market recovers, TI’s revenue growth should fall through to the bottom line at a high rate.

Capital expenditures for 2002 are expected to be $800 million, compared with $1.8 billion in 2001. The decline follows significant capital expenditures in 2000 and the first quarter of 2001 to install the initial production line of TI’s DMOS6 300-millimeter fabrication facility in Dallas and to upgrade three analog fabrication facilities to 200-millimeter wafers.

TI expects R&D will be $1.5 billion for 2002, the same as in 2001, excluding acquisition-related amortization and purchased in-process R&D.

Other income not including interest expense is expected to increase to about $30 million in the first quarter, primarily due to the absence of investment write-downs that occurred in the fourth quarter. Other income, excluding gains from the sale of two facilities, was $7 million in the fourth quarter.

Depreciation for 2002 is expected to be $1.6 billion, the same as in 2001. In 2001, depreciation expense peaked in the fourth quarter due to the initiation of depreciation of DMOS6 equipment. Depreciation in each quarter of 2002 will be lower than the fourth-quarter peak of 2001.

Semiconductor

For the year, Semiconductor revenue was $6784 million down 34 percent from 2000, due to weakness across most Semiconductor product areas.

In 2001, Analog revenue decreased at a slightly lower percentage rate than total Semiconductor revenue. About 40 percent of total Semiconductor revenue came from Analog. The percentage decrease in DSP revenue was also slightly less than in total Semiconductor revenue. About 25 percent of total Semiconductor revenue came from DSP. TI’s other Semiconductor revenue decreased at a slightly higher percentage rate than total Semiconductor revenue. In each instance, the decrease was due to broad-based weakness in demand.

In 2001, Semiconductor revenue in key markets was as follows:

•	Wireless revenue decreased at a slightly higher percentage rate than total Semiconductor revenue. About 20 percent of total Semiconductor revenue came from wireless.

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Revenue from TI’s catalog products, composed of high-performance analog and DSP, decreased at a slightly higher percentage rate than total Semiconductor revenue. About 15 percent of total Semiconductor revenue came from catalog products.

•	Broadband communications revenue, which includes DSL and cable modems, increased significantly compared to 2000. About 5 percent of total Semiconductor revenue came from broadband communications.

For the year, the operating loss was $155 million, compared with a profit of $2607 million in 2000, reflecting lower manufacturing capacity utilization rates due to weak revenue and reductions in the company’s inventory.

For the year, Semiconductor orders declined 50 percent, to $5440 million.

Sensors & Controls

For the year, Sensors & Controls revenue fell 7 percent to $958 million from $1030 million in 2000, due to weakness in control markets.

Operating profit was up 1 percent to $192 million in 2001. Operating margin for the year was 20.1 percent of revenue, up from 18.5 percent in 2000, primarily due to manufacturing cost reductions.

Educational & Productivity Solutions (E&PS)

For the year, E&PS revenue increased 4 percent to $465 million from $446 million in 2000, due to increased sales of educational graphing products.

Operating profit was up 19 percent in 2001, to $132 million. Operating margin in 2001 increased 3.5 percentage points, to 28.4 percent of revenue, primarily due to improved product mix.

Financial Condition

In 2001, cash and cash equivalents plus short-term investments and long-term cash investments decreased by $652 million to $3351 million, primarily due to capital expenditures. During the fourth quarter, investments were made in debt securities with remaining maturities beyond 13 months and within 24 months. TI considers these investments as cash investments available for operating purposes and shows them on a new balance sheet line, “long-term cash investments,” due to their maturities.

Cash flow from operating activities was $1819 million for the year.

Capital expenditures totaled $1790 million in 2001, compared with $2762 million in 2000.

Depreciation for 2001 was $1599 million, compared with $1216 million in 2000.

TI maintains lines of credit to support commercial paper borrowings and to provide additional liquidity. These lines of credit totaled $681 million at December 31, 2001. Of this amount, $600 million exists to support commercial paper borrowings or short-term bank loans.

At the end of 2001, the debt-to-total-capital ratio was 0.10, unchanged from 2000.

In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangibles, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. The trained workforce intangible asset will be reclassified to goodwill. Other intangible assets will continue to be amortized over their useful lives. The company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an annual increase in net income of approximately $100 million ($0.06 per share). During 2002, the company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. Preliminary tests indicate no impairment of goodwill or indefinite lived intangibles.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The company will adopt SFAS No. 144 as of January 1, 2002, and does not expect that the adoption of the Statement will have a material impact on the company’s financial position or results of operations.

ACCOUNTING POLICIES:    In preparing its consolidated financial statements in conformity with accounting principles generally accepted in the United States, the company uses statistical analyses, estimates and projections that affect the reported amounts and related disclosures and may vary from actual results. The company considers the following three accounting policies to be both those most important to the portrayal of its financial condition and that require the most subjective judgment. If actual results differ significantly from management’s estimates and projections, there could be a material effect on the company’s financial statements.

Inventory Valuation Allowances

Inventory is valued net of allowances for unsalable or obsolete raw materials, work-in-process and finished goods. Allowances are determined quarterly by comparing inventory levels of individual materials and parts to historical usage rates, current backlog and estimated future sales and by analyzing the age of inventory, in order to identify specific components of inventory that are judged unlikely to be sold. In addition to this specific identification process, statistical allowances are calculated for remaining inventory based on historical write-offs of inventory for salability and obsolescence reasons. Inventory is written off in the period in which disposal occurs. Actual future write-offs of inventory for salability and obsolescence reasons may differ from estimates and calculations used to determine valuation allowances due to changes in customer demand, customer negotiations, technology shifts and other factors.

Investment Valuation

In connection with its valuation of its equity investments, TI conducts a quarterly impairment review of individual public and private equity investments in its portfolio, which is made up primarily of investments in the technology sector, with Micron Technology, Inc. (Micron) common stock accounting for 80% of the portfolio at December 31, 2001. This review considers historical and projected financial performance, public market data and recent funding events of each entity in which an investment is held. Investments are written down to a new cost basis when management expects a decline to be other-than-temporary. Criteria used include whether the investment has had a market value below its cost basis over an extended period of time and whether the entity has experienced consistent declines in financial performance or difficulties in raising capital to continue operations. Actual results may vary from estimates due to the uncertainties regarding the projected financial performance of investments, the severity and expected duration of declines in value, and the available liquidity in the capital markets to support the continuing operations of the entities in which TI has investments, all of which affect the application of this investment valuation policy.

Distributor Allowances

TI recognizes revenue from sales to the company’s electronics distributors upon delivery of product to the distributors, in accordance with Staff Accounting Bulletin 101. Distributor revenue is recognized net of allowances, which are quarterly management estimates based on analysis of historical data in accordance with Statement of Financial Accounting Standard No. 48. In some cases, if product remains unsold in distributor inventory for an extended period of time, the distributor can return it to TI up to a maximum amount with the placement of orders for an equivalent amount of product at the same time. In addition, the company has agreements with distributors under which it may grant credits to them in response to specific competitive situations encountered by the distributors. Actual results may vary from the estimate for allowances due to the uncertainty in the marketplace and variability in these practices of distributor returns and credits.

MARKET RISK SENSITIVE INSTRUMENTS:    The U.S. dollar is the functional currency for financial reporting. In this regard, the company uses forward currency exchange contracts to minimize the adverse earnings impact from the effect of exchange rate fluctuations on the company’s non-U.S. dollar net balance sheet exposures. For example, at year-end 2001, the company had forward currency exchange contracts outstanding of $350 million (including $222 million to buy euros, $50 million to sell yen and $24 million to buy Singapore dollars). Similar hedging activities existed at year-end 2000. Because most of the aggregate non-U.S. dollar balance sheet exposure is hedged by these exchange contracts, a hypothetical 10% plus or minus fluctuation in non-U.S. currency exchange rates would not be expected to have a material earnings impact, e.g., based on year-end 2001 balances and rates, a pretax currency exchange gain or loss of $1 million.

The company has three interest rate swaps that change the characteristics of the interest payments on the underlying notes ($50 million of 7.0% notes due 2004, $300 million of 6.125% notes due 2006 and $43 million of 8.75% notes due 2007) from fixed-rate payments to short-term LIBOR-based variable rate payments in order to achieve a mix of interest rates on the company’s long-term debt which, over time, is expected to moderate financing costs. The effect of these three interest rate swaps was to decrease interest expense by $8 million in 2001. The year-end 2001 effective interest rates for the notes, including the effect of the swaps, was approximately 4.29% for the $50 million of notes due 2004, 1.59% for the $300 million of notes due 2006 (6.07% at year-end 2000) and 5.62% for the $43 million of notes due 2007. These swaps are sensitive to interest rate changes. For example, if short-term interest rates increase (decrease) by one percentage point from year-end 2001 rates, annual pretax interest expense would increase (decrease) by $4 million.

The company’s long-term debt has a fair value, based on current interest rates, of approximately $1298 million at year-end 2001 ($1450 million at year-end 2000). Fair value will vary as interest rates change. The following table presents the aggregate maturities and historical cost amounts of the debt principal and related weighted-average interest rates by maturity dates at year-end 2001:

	Millions of Dollars
Maturity Date	U.S. Dollar Fixed-Rate Debt	Average Interest Rate	Euro Fixed-Rate Debt	Average Interest Rate	U.S. Dollar Variable-Rate Debt	Average Interest Rate
2002	$1	3.10%	$20	4.73%	—	—
2003	134	7.73%	21	4.74%	—	—
2004	400	7.00%	21	4.69%	—	—
2005	—	—	7	4.01%	—	—
2006	300	6.12%	—	—	$23	1.59%
Thereafter	305	4.96%	—	—	—	—

Total	$1,140	6.30%	$69	4.65%	$23	1.59%

Total long-term debt historical cost amount at year-end 2001 was $1232 million.

The company’s cash equivalents, short-term investments and long-term cash investments are debt securities with remaining maturities within three months (cash equivalents), beyond three months and within 13 months (short-term investments) and beyond 13 months and within 24 months (long-term cash investments). Their aggregate fair value and carrying amount was $3143 million at year-end 2001 ($3572 million at year-end 2000). Fair value will vary as interest rates change. The following table presents the aggregate maturities of cash equivalents, short-term investments and long-term cash investments, and related weighted-average interest rates by maturity dates at year-end 2001:

	Millions of Dollars
Maturity Date	Cash Equivalents, Short-Term Investments and Long-Term Cash Investments	Average Interest Rate
2002	$2,633	3.42%
2003	$510	3.15%

The company’s equity investments at year-end 2001 consisted of the following (items at year-end 2000 were similar):

•	Equity investments—primarily 57 million Micron common shares and several other publicly traded and private investments.

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TI Ventures—a venture fund that invests in companies involved in the development of new markets. As of year-end 2001, investments were held in 22 companies primarily focused on next-generation applications of digital signal processors.

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Other investments—consist of mutual funds that are acquired to generate returns that offset changes in certain liabilities related to deferred compensation arrangements. The mutual funds hold a variety of debt and equity investments.

The equity investments (fair value of $2040 million) and venture fund (fair value of $62 million) are sensitive to equity price changes. For example, if prices of the equity investments increase or decrease 10%, the company would record an increase or decrease in stockholders’ equity, net of tax, of $133 million. Similarly, if prices of the venture fund investments increase or decrease 10%, the company would record an increase or decrease in stockholders’ equity, net of tax, of $4 million. Changes in prices of the other investments (fair value of $112 million) are expected to offset related changes in deferred compensation liabilities such that a 10% increase or decrease in investment prices would not affect operating results.

2000 RESULTS OF OPERATIONS COMPARED WITH 1999

Summary of 2000 Financial Results

For the year 2000, TI reported the following:

•	Total revenue was $11,875 million, up 22 percent from $9759 million in 1999 due to growth in Semiconductor.

•	Semiconductor revenue was $10,284 million, up 25 percent from $8231 million in 1999 due to gains in Analog and DSP.

•	Cost of revenue in 2000 was $6120 million compared to $5069 million in 1999. Cost of revenue increased about the same as the increase in revenue, on a percentage basis.

•	Including purchased in-process R&D from acquisitions, R&D increased to $1747 million in 2000, compared with $1379 million in 1999, due to strategic investment in DSP and Analog.

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Selling, general and administrative expense in 2000 was $1669 million, up from $1556 million in 1999 primarily due to higher Semiconductor selling-related activities. The increase was less than the increase in revenue, on a percentage basis.

•	In 2000, other income increased $1911 million, primarily due to the sale of 25.6 million shares of Micron common stock.

•	The income tax rate for 2000 was 32.6 percent.

•	TI orders for the year were $12,372 million, up 20 percent from $10,327 million in 1999 due to growth in Semiconductor.

Results for 2000 include special charges of $29 million in the first quarter, associated with actions including the closing of the Sensors & Controls manufacturing facility in Versailles, Kentucky, and TI’s acquisition of Toccata Technology ApS; an investment gain of $1211 million in the second quarter from the sale of 20 million shares of Micron common stock; in the third quarter, investment gains of $425 million from the sale of 5.6 million shares of Micron common stock, and special charges of

$163 million of which $112 million was for purchased in-process R&D costs from the Dot Wireless, Inc. and Alantro Communications, Inc. acquisitions, $41 million for pooling of interests transaction costs from the Burr-Brown acquisition and $10 million, net, for several Semiconductor and Sensors & Controls restructuring and other actions in the U.S., Japan and Europe; and in the fourth quarter, a gain, net of transaction and other costs, of $88 million from the sale of the memory business. Gain recognition had been previously deferred pending repayment (which occurred in the fourth quarter of 2000) of the remaining TI-provided financing for the 1998 sale of the memory business. The fourth quarter also includes a gain of $56 million from the sale of the materials portion of Sensors & Controls, a credit to the income tax provision of $69 million for deferred tax valuation allowance reductions, primarily in Japan, a charge of $3 million for a severance action by Educational & Productivity Solutions, and a charge of $9 million for additional pooling of interests transaction costs from the Burr-Brown acquisition.

Also included in 2000 results is ongoing amortization of goodwill and other acquisition-related intangibles of $25 million in the first quarter; $25 million in the second quarter; $41 million in the third quarter; and $68 million in the fourth quarter.

Results for 1999 include special charges of $25 million in the first quarter, due primarily to a consolidation of Semiconductor operations in Japan; $52 million in the second quarter for in-process R&D costs associated with the acquisition of Libit Signal Processing Ltd.; $50 million in the third quarter, primarily for in-process R&D costs associated with TI’s acquisition of Integrated Sensor Solutions, Inc. and costs associated with the pooling of interests acquisition of Telogy Networks, Inc.; and, in the fourth quarter, transaction-related costs of $86 million associated with TI’s pooling of interests acquisition of Unitrode Corporation and a tax benefit effect of $67 million, primarily for research and experimental tax credit items. In addition, the third quarter of 1999 included special charges recognized by Unitrode of $4 million.

Also included in 1999 results is ongoing amortization of goodwill and other acquisition-related intangibles of $10 million in the first quarter; $9 million in the second quarter; $24 million in the third quarter; and $26 million in the fourth quarter.

Additional information relating to these items appears below under the heading “Special Charges and Gains.”

Semiconductor:    For 2000, Semiconductor revenue was $10,284 million, up 25 percent from 1999 due to growth in Analog and DSP products.

Analog revenue increased 28 percent in 2000 due to growth in high performance analog and wireless products. DSP revenue grew 29 percent in 2000 due to growth in catalog and wireless products. For the year, Analog and DSP comprised about 65 percent of TI’s Semiconductor revenue. TI’s remaining Semiconductor revenue increased for the year.

TI’s Semiconductor revenue in key markets was as follows:

•	Wireless revenue increased more than $500 million, or 28 percent, to $2.3 billion.

•	Revenue from TI’s catalog DSP and Analog products increased more than $500 million, or 47 percent, to $1.6 billion.

•	Broadband communications revenue, including DSL and cable modems, grew to about $150 million from a negligible amount in 1999.

Operating profit grew 38 percent to $2607 million in 2000 due to increased shipments in DSP and Analog.

For the year Semiconductor orders increased 23 percent.

Sensors & Controls:    The Sensors & Controls business sold its specialty-clad metals and electrical contacts (or “materials”) operation on November 13, 2000 for a gain. All Sensors & Controls results are reported without the materials operations.

For the year, revenue increased 13 percent to $1030 million, primarily due to gains in sensor product revenue, including the effect of a third-quarter 1999 acquisition.

Operating profit grew 26 percent to $191 million in 2000 primarily due to growth in revenue.

Educational & Productivity Solutions (E&PS):    Revenue for E&PS declined 8 percent during the year to $446 million from $484 million in 1999 due to the weak retail environment.

For the year, operating profit was $111 million, or 24.9 percent of revenue, compared with $106 million in 1999 due to lower SG&A.

SPECIAL CHARGES AND GAINS

Fourth Quarter of 2001:

As of December 31, 2001, $229 million of the $293 million aggregate severance cost obligations for the 2001 worldwide cost reduction and restructuring actions affecting a total of 5724 employees had been paid. In total, these 2001 actions are expected to result in annualized savings of approximately $600 million. The benefit began in the second quarter of 2001. In the fourth quarter of 2001, a gain of $9 million from the sale of two facilities was recognized and pretax charges of $18 million net were taken, of which $14 million is for restructuring charges primarily related to the closing of the Semiconductor manufacturing facility in Merrimack, New Hampshire, and $4 million is severance cost for the worldwide cost-reduction program. Of the $14 million, $9 million is for acceleration of depreciation over the remaining service life of the facility. Of the $18 million net special charges, $14 million is included in cost of revenues, $3 million is in research and development expense and $1 million is in selling, general and administrative expense.

Third Quarter of 2001:

In the third quarter of 2001, pretax charges of $37 million net were taken, of which $19 million was severance cost for the worldwide cost reduction program affecting 285 employees and $16 million relates to restructuring charges for the closing of three Semiconductor facilities (Santa Cruz, California; Merrimack, New Hampshire; and Tustin, California). Of the $16 million, $15 million was for acceleration of depreciation over the remaining service life of the facilities. Of the $37 million, $27 million is included in cost of revenues, $8 million is in selling, general and administrative expense and $2 million is in research and development expense.

Second Quarter of 2001:

In the second quarter of 2001, pretax charges of $252 million net were taken, of which $214 million was severance cost for the worldwide cost-reduction program affecting 3778 employees and $35 million relates to restructuring charges for the closing of three Semiconductor facilities (Merrimack, New Hampshire; Tustin, California; and Santa Cruz, California) affecting an additional 559 employees. Of the $35 million charge, $14 million was for severance cost and $16 million was for acceleration of depreciation over the remaining service life of the facilities. Of the $252 million, $162 million is included in cost of revenues, $84 million is in selling, general and administrative expense and $6 million is in research and development expense. Also included was a $68 million increase to the income tax provision to adjust to the expected tax rate for the year.

First Quarter of 2001:

In the first quarter of 2001, pretax charges of $50 million net were taken, of which $11 million was for severance cost for 241 first-quarter employee acceptances under the U.S. voluntary retirement program, $16 million was for severance cost for restructuring actions affecting 261 employees in international Semiconductor locations, and $25 million relates to the closing of a Semiconductor manufacturing facility in Santa Cruz, California. Of the $25 million charge, $16 million was for severance cost for 600 employees and $5 million was for acceleration of depreciation over the remaining service life of the facility. Of the $50 million, $44 million is included in cost of revenues, $7 million is in selling, general and administrative expense, $2 million is in research and development expense, and $3 million is in other income.

Fourth Quarter of 2000:

In the fourth quarter of 2000, TI recognized a gain of $88 million from the sale of its memory business. Gain recognition had previously been deferred pending repayment (which occurred in the fourth quarter of 2000) of the remaining TI-provided financing for the 1998 sale of the memory business. TI also recognized a gain of $56 million from the sale of the materials portion of the Sensors & Controls business.

In the fourth quarter of 2000, TI recorded a $69 million credit to the provision for income taxes from the reduction of deferred tax valuation allowances primarily in Japan. The company also recorded a pretax charge of $3 million, included in selling, general and administrative expense, for a severance action by Educational & Productivity Solutions affecting 51 jobs in Europe and the U.S. As of December 31, 2001, this program was complete. The primary benefit from this action is reduced personnel costs, which are estimated to reach $6 million annually. The benefit began in the first quarter of 2001. The company also recorded a charge of $9 million in the quarter for additional pooling of interests transaction costs from the Burr-Brown Corporation acquisition ($5 million is included in selling, general and administrative expense and $4 million is in cost of revenues).

Third Quarter of 2000:

In the third quarter of 2000, TI recorded investment gains, included in other income, of $425 million from the sale of 5.6 million shares of Micron common stock. Also recorded were special charges of $163 million, of which $112 million was for purchased in-process R&D costs from the Dot Wireless, Inc. and Alantro Communications, Inc. acquisitions, $41 million for transaction costs from the pooling of interests acquisition of Burr-Brown, and $10 million, net, for several Semiconductor and Sensors & Controls restructuring and other actions in the U.S., Japan and Europe. Of the $163 million, $112 million is included in research and development expense, $46 million is in selling, general and administrative expense, $31 million is in cost of revenues, $15 million is in net revenues and $11 million is in other income. At year-end 2001, $17 million of the severance cost had been paid. The primary benefit from the restructuring actions is reduced personnel costs from the 432 jobs affected by severance. The benefit is estimated to reach $31 million annually. The benefit began in the fourth quarter of 2000.

Second Quarter of 2000:

In the second quarter of 2000, an investment gain of $1211 million, included in other income, was realized from the sale of 20 million shares of Micron common stock.

First Quarter of 2000:

In the first quarter of 2000, pretax charges of $29 million were taken, associated with actions including the closing of the Sensors & Controls manufacturing facility in Versailles, Kentucky, and TI’s acquisition of Toccata Technology ApS. Of the $29 million charge, $12 million was for severance for the elimination of 480 jobs in Kentucky by the first quarter of 2001. Of the $29 million, $20 million is included in cost of revenues, $6 million is in selling, general and administrative expense and $3 million is in research and development expense. As of December 31, 2001, $10 million of the severance cost had been paid. The primary benefit from the Kentucky action is reduced personnel costs, which are estimated to reach $10 million annually. The benefit began in the fourth quarter of 2000.

Fourth Quarter of 1999:

In the fourth quarter of 1999, a special charge of $86 million was taken for transaction-related costs associated with TI’s pooling of interests acquisition of Unitrode Corporation. Of the $86 million charge, $83 million is included in selling, general and administrative expense, $2 million is in cost of revenues and $1 million is in other income (expense) net.

Third Quarter of 1999:

In the third quarter of 1999, severance actions were taken by TI’s Semiconductor operations in the U.S. These actions, taken in response to the continuing downturn in the hard disk drive market, affected 206 jobs. As a result, TI took a pretax charge of $12 million, of which $9 million was for severance, $2 million was for fixed asset write-downs for assets held for disposal, and $1 million was for vendor obligations. These fixed assets were to be sold for scrap value and were therefore written down to zero, their sales value. Of the $12 million charge, $10 million is included in cost of revenues and $2 million is in selling, general and administrative expense. At year-end 2000, this program was complete. The primary benefit from this action is reduced personnel costs, which are estimated to reach $22 million annually. The benefit began in the fourth quarter of 1999.

In the third quarter of 1999, additional severance actions were taken for the Japan manufacturing efficiency program announced during the first quarter of 1999 (program is more fully discussed below under First Quarter of 1999). This resulted in a pretax charge of $7 million included in cost of revenues in the third quarter for the elimination of an additional 105 jobs in Hatogaya, Japan. At year-end 1999, this program was complete.

Also included is $15 million of transaction-related costs from the pooling acquisition of Telogy Networks, Inc. and a $4 million pretax operating charge by Unitrode for a severance action. These charges are included in selling, general and administrative expenses.

First Quarter of 1999:

In the first quarter of 1999, the company announced a consolidation of Semiconductor manufacturing operations in Japan to improve manufacturing efficiencies and reduce costs. This action resulted in a pretax charge of $14 million in the first quarter, of which $13 million was for severance for the elimination of 153 jobs in Hatogaya, Japan and $1 million was for other related costs. At year-end 1999, this program was complete. Of the $14 million charge, $11 million is included in cost of revenues and $3 million is in selling, general and administrative expense. The primary benefit from this consolidation action was reduced personnel costs, which were estimated to reach $11 million annually. The benefit began in the fourth quarter of 1999.

Purchased In-Process R&D Charges:

See discussion in the Research and Development footnote to the consolidated financial statements.

QUARTERLY FINANCIAL DATA

	Millions of Dollars, Except Per-share Amounts
2001	1st	2nd	3rd	4th
Net revenues	$2,528	$2,037	$1,849	$1,786
Gross profit	1,023	514	425	415
Profit (loss) from operations	229	(298)	(245)	(269)
Net income (loss)	$230	$(197)	$(117)	$(116)

Diluted earnings (loss) per common share	$.13	$(.11)	$(.07)	$(.07)

Basic earnings (loss) per common share	$.13	$(.11)	$(.07)	$(.07)

	Millions of Dollars, Except Per-share Amounts
2000	1st	2nd	3rd	4th
Net revenues	$2,761	$2,932	$3,149	$3,033
Gross profit	1,341	1,446	1,512	1,457
Profit from operations	554	645	526	615
Income before cumulative effect of an accounting change	450	1,296	676	665
Net income	$421	$1,296	$676	$665

Diluted earnings per common share:
Income before cumulative effect of an accounting change	$.25	$.72	$.38	$.37
Net income	$.24	$.72	$.38	$.37

Basic earnings per common share:
Income before cumulative effect of an accounting change	$.26	$.76	$.39	$.38
Net income	$.25	$.76	$.39	$.38

Results for the first quarter of 2001 include a special charge of $50 million net associated with the first quarter acceptances under the U.S. voluntary retirement program, restructuring in international Semiconductor locations and the closing of a Semiconductor manufacturing facility in Santa Cruz, California. The second quarter of 2001 includes a charge of $252 million net of which $214 million was severance cost for the worldwide cost-reduction program and $35 million relates to restructuring charges for the closing of three Semiconductor facilities (Merrimack, New Hampshire; Tustin, California; and Santa Cruz, California), and a $68 million increase to the income tax provision to adjust to the expected tax rate for the year. Third quarter 2001 results include a charge of $37 million net, of which $19 million was severance cost for the worldwide cost reduction program and $16 million relates to restructuring charges for the closing of the three Semiconductor facilities named above. Fourth quarter 2001 includes a gain of $9 million from the sale of two facilities and a charge of $18 million net, of which $14 million was for restructuring charges primarily related to the closing of the Semiconductor manufacturing facility in Merrimack, New Hampshire, and $4 million was severance cost for the worldwide cost-reduction program.

Results for the first quarter of 2000 include a charge of $29 million net associated with actions including the closing of a Sensors & Controls facility in Kentucky and a business purchase acquisition. The second quarter of 2000 includes an investment gain of $1211 million from the sale of Micron common stock. Third quarter 2000 results include an investment gain of $425 million from the sale of Micron common stock and special charges of $163 million net, of which $112 million was for purchased in-process R&D costs from two business purchase acquisitions, $41 million was for pooling of interests transaction costs, and $10 million, net, was for several Semiconductor and Sensors & Controls restructuring and other actions in the United States, Japan and Europe. Fourth quarter 2000 includes a gain of $88 million from the 1998 sale of the memory business (gain recognition had been previously deferred); a gain of $56 million from the sale of the materials portion of Sensors & Controls; a credit to the income tax provision of $69 million for deferred tax valuation allowance reductions, primarily in Japan; a charge of $3 million for a severance action by Educational & Productivity Solutions; and a charge of $9 million for additional pooling of interests transaction costs from the Burr-Brown acquisition.

Diluted earnings per common share are based on average common and dilutive potential common shares outstanding (1,734.4 million shares and 1,794.7 million shares for the fourth quarters of 2001 and 2000). The diluted earnings per share computation for the fourth quarters of 2001 and 2000 excludes 58.8 million shares and 26.0 million shares for stock options because their effect would have been antidilutive.

COMMON STOCK PRICES AND DIVIDENDS

TI common stock is listed on the New York Stock Exchange and traded principally in that market. The table below shows the high and low prices of TI common stock as reported by The Wall Street Journal and the dividends paid per common share for each quarter during the past two years.

	Quarter
	1st	2nd	3rd	4th
Stock prices:
2001 High	$54.69	$42.91	$38.50	$34.50
Low	28.25	26.26	20.10	22.75
2000 High	$99.78	$90.00	$74.50	$53.25
Low	45.25	60.13	46.50	35.00

Dividends paid:
2001	$.0213	$.0213	$.0213	$.0213
2000	$.0213	$.0213	$.0213	$.0213

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

Thomas J. Engibous
Chairman of the Board, President and Chief Executive Officer

James R. Adams
Retired Chairman of the Board, Texas Instruments; Retired Group President, SBC  Communications, Inc.

David L. Boren
President, The University of Oklahoma

James B. Busey IV
Retired Admiral, U.S. Navy

Daniel A. Carp
Chairman of the Board and Chief Executive Officer, President and Chief Operating  Officer, Eastman Kodak Company

Gerald W. Fronterhouse
Investments

David R. Goode
Chairman of the Board, President and Chief Executive Officer, Norfolk Southern Corporation

Wayne R. Sanders
Chairman of the Board and Chief Executive Officer, Kimberly-Clark Corporation

Ruth J. Simmons
President, Brown University

EXECUTIVE OFFICERS

Thomas J. Engibous
Chairman of the Board, President and Chief Executive Officer

Richard K. Templeton
Executive Vice President and Chief Operating Officer

William A. Aylesworth
Senior Vice President and Chief Financial Officer

Gilles Delfassy
Senior Vice President

Michael J. Hames
Senior Vice President

Joseph F. Hubach
Senior Vice President, Secretary and General Counsel

Ching-Shing (C.S.) Lee
Senior Vice President

Stephen H. Leven
Senior Vice President

Gregg A. Lowe
Senior Vice President

Syrus P. Madavi
Senior Vice President

Phillip J. Ritter
Senior Vice President

Richard J. Schaar
Senior Vice President

M. Samuel Self
Senior Vice President

Teresa L. West
Senior Vice President

Thomas Wroe, Jr.
Senior Vice President

TI FELLOWS

A TI Fellow is a scientist or technologist who is recognized by his or her peers and TI management for outstanding performance. Fellows are elected based on exceptional technical contributions that have significantly contributed to TI shareholder value.

TI Senior Fellow announced in 2001:
Richard K. Hester

TI Fellows announced in 2001:
Richard L. Antley
Richard K. Kornfeld
Benjamin P. McKee
Masood Murtuza
Jimmy Naylor
Donald P. Shaver
Louis Tannyeres
Thomas A. Vrotsos

OTHER INFORMATION

SEC FORM 10-K

Stockholders may obtain a copy of the company’s annual report to the Securities and Exchange Commission on Form 10-K without charge (except for exhibits) by writing to:

Manager of Investor Relations
P.O. Box 660199, MS 8657
Dallas, TX 75266-0199

SAFE HARBOR STATEMENT

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This report includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, such statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•	Market demand for semiconductors, particularly for digital signal processors and analog chips in key markets, such as telecommunications and computers;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Timely completion and successful integration of announced acquisitions;

•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Losses or curtailments of purchases from key customers or the timing of customer inventory adjustments;

•	TI’s ability to recruit and retain skilled personnel; and

•	Availability of raw materials and critical manufacturing equipment.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this report are made only as of the date of publication and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

DIRECTIONS TO THE ANNUAL MEETING SITE

From DFW Airport

Take the North Airport exit to 635E. Take 635E to the Greenville Avenue exit. Turn right on Greenville. Turn right on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the south entrance to the building.

Directions from Love Field Airport

Take Mockingbird Lane to 75N (Central Expressway). Travel north on 75 to the Forest Lane exit. Turn right on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the south entrance to the building.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 18, 2002

You are cordially invited to attend the 2002 annual meeting of stockholders on Thursday, April 18, 2002 at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will consider the election of directors, the adoption of the Texas Instruments Executive Officer Performance Plan, the adoption of the TI Employees 2002 Stock Purchase Plan and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 18, 2002

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DANIEL A. CARP, THOMAS J. ENGIBOUS, RUTH J. SIMMONS, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 18, 2002, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, approval of board proposals and upon other matters properly coming before the meeting. In their discretion the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

If you participate in the TI Contribution and 401(k) Savings Plan, the TI 401(k) Savings Plan or the Burr-Brown Corporation Future Investment Plan, your proxy represents the number of TI shares allocable to your plan account as well as other shares registered in your name. For TI shares allocable to a plan account, your proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or Fidelity Management Trust Company, trustee for the Burr-Brown Plan, or their designees, as applicable. The plans provide that the trustee will vote your shares in accordance with your instructions. If the trustee for the TI 401(k) Plans does not receive voting instructions for TI shares allocable to your plan account by April 15, 2002, those shares, and any unallocated TI shares under those plans, will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. In their discretion the trustees are authorized to vote upon such other matters as may properly come before the meeting. If the trustee for the Burr-Brown Plan does not receive voting instructions for TI shares allocable to your plan account by April 15, 2002, those shares will not be voted.

IMPORTANT—On the reverse side of this card are procedures on how to vote your shares.

Please consider voting by Internet or telephone.

For registered shares, your proxy must be received by 11:59 P.M. Eastern Time on April 17, 2002.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. Eastern Time on April 15, 2002.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions. Please have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Please have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Texas Instruments Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TXINST	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS INSTRUMENTS INCORPORATED

The board of directors of Texas Instruments Incorporated recommends a vote FOR the election of directors and the two board proposals.	For All	Withhold All	For All Except
				To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below

Election of Directors

1. Election of Directors—Nominees: 01) J.R. Adams, 02) D.L. Boren, 03) J.B. Busey IV, 04) D.A. Carp,	0	0	0
05) T.J. Engibous, 06) G.W. Fronterhouse,	If no contrary indication is made, this proxy will be voted FOR the election of each board nominee and FOR the board proposals.
07) D.R. Goode, 08) W.R. Sanders, 09) R.J. Simmons

Vote on Proposals	For	Against	Abstain
2. Proposal to approve the Texas Instruments Executive Officer Performance Plan.	0	0	0
3. Proposal to approve the TI Employees 2002 Stock Purchase Plan.	0	0	0
NOTE: Please sign exactly as your name appears above. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature [PLEASE SIGN Date WITHIN BOX]	Signature (Joint Owners) Date

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE:    APRIL 18, 2002

You are cordially invited to attend the 2002 annual meeting of stockholders on Thursday, April 18, 2002 at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will consider the election of directors, the adoption of the Texas Instruments Executive Officer Performance Plan, the adoption of the TI Employees 2002 Stock Purchase Plan and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications on the Internet. This e-mail contains instructions for accessing TI’s 2002 Proxy Statement and Summary Annual Report for 2001 and for voting your shares. Please read the instructions carefully before proceeding.

VOTING YOUR SHARES AND VIEWING THE PROXY MATERIALS

Please review the Proxy Statement before voting. The Proxy Statement discusses the proposals to be voted on. You can enter your voting instructions and view the proxy materials at the following Internet site:

http://www.proxyvote.com

Registered shares must be voted by 11:59 p.m. Eastern Time on April 17, 2002. Shares allocable to a TI benefit plan must be voted by 11:59 P.M. Eastern Time on April 15, 2002.

To enter your vote you will need the following:

CONTROL NUMBER:    012345678901

YOUR PIN NUMBER:    (last 4 digits of your Social Security Number)

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). If you receive more than one e-mail or a proxy card in addition to this email, it generally means that your holdings include other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

PAPER COPIES—You may receive paper copies of the Proxy Statement and Summary Annual Report by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Texas Instruments Incorporated
2002 Annual Meeting of Stockholders

Thursday, April 18, 2002
10:00 a.m.
(Dallas Time)

Texas Instruments Incorporated
12500 TI Boulevard
Dallas, Texas

Scroll down for proxy
information and to vote

Texas Instruments Incorporated 2002 Annual Meeting of Stockholders

You are cordially invited to attend the 2002 annual meeting of stockholders on Thursday, April 18, 2002 at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will consider the election of directors, the adoption of the Texas Instruments Executive Officer Performance Plan, the adoption of the TI Employees 2002 Stock Purchase Plan and such other matters as may properly come before the meeting.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 18, 2002

This proxy is solicited on behalf of the board of directors.

The stockholder submitting this proxy ("Stockholder") hereby appoints DANIEL A. CARP, THOMAS J. ENGIBOUS, RUTH J. SIMMONS, or any one or more of them, the true and lawful attorneys of the Stockholder with power of substitution, to vote as proxies for the Stockholder at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 18, 2002, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the Stockholder would be entitled to vote if then personally present, in the election of directors, approval of board proposals and upon other matters properly coming before the meeting. In their discretion the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

If you participate in the TI Contribution and 401(k) Savings Plan, the TI 401(k) Savings Plan or the Burr-Brown Corporation Future Investment Plan, your proxy represents the number of TI shares allocable to your plan account as well as other shares registered in your name. For TI shares allocable to a plan account, your proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or Fidelity Management Trust Company, trustee for the Burr-Brown Plan, or their designees, as applicable. The plans provide that the trustee will vote your shares in accordance with your instructions. If the trustee for the TI 401(k) Plans does not receive voting instructions for TI shares allocable to your plan account by April 15, 2002, those shares, and any unallocated TI shares under those plans, will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. In their discretion the trustees are authorized to vote upon such other matters as may properly come before the meeting. If the trustee for the Burr-Brown Plan does not receive voting instructions for TI shares allocable to your plan account by April 15, 2002, those shares will not be voted.

IMPORTANT – Below are procedures on how to vote your shares.

Texas Instruments Incorporated
12500 TI Boulevard
Dallas, Texas

Board of Directors' Recommendations:

The board of directors of Texas Instruments Incorporated recommends a vote FOR the election of directors and the two board proposals.

Choose this option if you would like to vote your shares with the board of directors' recommendations. Please refer to the proxy statement for the detailed recommendations. Please read them carefully.

☐ Vote my shares in accordance with the Board of Directors’ Recommendations

Proposal 1: Election of Directors.

Nominees:
01) J.R. Adams, 02) D.L. Boren, 03) J.B. Busey IV, 04) D.A. Carp, 05) T.J. Engibous,
06) G.W. Fronterhouse, 07) D.R. Goode, 08) W.R. Sanders, 09) R.J. Simmons

☐ For all nominees	☐ Withhold all nominees

☐ For all EXCEPT those selected below:

01) ☐ J.R. Adams	02) ☐ D.L. Boren	03) ☐ J.B. Busey IV
04) ☐ D.A. Carp	05) ☐ T.J. Engibous	06) ☐ G.W. Fronterhouse
07) ☐ D.R. Goode	08) ☐ W.R. Sanders	09) ☐ R.J. Simmons

Proposal 2: Proposal to approve the Texas Instruments Executive Officer Performance Plan.

☐ For	☐ Against	☐ Abstain

Proposal 3: Proposal to approve the TI Employees 2002 Stock Purchase Plan.

☐ For	☐ Against	☐ Abstain

If no contrary indication is made, this proxy will be voted FOR the election of each board nominee and FOR the board proposals.

Stockholder Preferences:

☐
Electronic Delivery of Proxy Materials: We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please check the box on the left.

☐	I plan to attend the Annual Meeting.